UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ALTAIR ENGINEERING INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ALTAIR ENGINEERING INC.

1820 East Big Beaver Road

Troy, Michigan 48083

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 16, 2024

To the Stockholders of

Altair Engineering Inc.

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Altair Engineering Inc. (the “Company”) to be held on Thursday, May 16, 2024 at 1:00 p.m. Eastern Time. We are planning to hold the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/ALTR2024. You will not be able to attend the Annual Meeting at a physical location. At the Annual Meeting, stockholders will act on the following matters:

•	To elect two director nominees to serve as Class I directors for a three-year term expiring at the annual meeting of stockholders in 2027;

•	To vote, on an advisory basis, on the executive compensation of the Company’s Named Executive Officers as described in the attached proxy statement;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

•	To consider any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2024 are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so even if you have already voted your shares. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

/s/ James R. Scapa

James R. Scapa

Chairman and Chief Executive Officer

April 5, 2024

Troy, Michigan

PAGE

GENERAL INFORMATION	1

PROPOSAL 1: TO ELECT TWO DIRECTORS, AS CLASS I DIRECTORS, TO SERVE A THREE- YEAR TERM EXPIRING AT THE ANNUAL MEETING IN 2027 AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED	6

CORPORATE GOVERNANCE MATTERS	10

EXECUTIVE OFFICERS	16

EXECUTIVE COMPENSATION	18

PAY VERSUS PERFORMANCE	41

DIRECTOR COMPENSATION	44

REPORT OF THE AUDIT COMMITTEE	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46

TRANSACTIONS WITH RELATED PERSONS	50

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	52

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53

STOCKHOLDER PROPOSALS	55

ANNUAL REPORT	55

HOUSEHOLDING OF ANNUAL MEETING MATERIALS	55

OTHER MATTERS	56

APPENDIX A – RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES	A-1

-i-

ALTAIR ENGINEERING INC.

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement contains information related to the Annual Meeting of Stockholders to be held on Thursday, May 16, 2024 at 1:00 p.m. Eastern Time. We are planning to hold the Annual Meeting virtually via the Internet, or at such other time and place to which the Annual Meeting may be adjourned or postponed. In order to attend our Annual Meeting, you must log in to www.virtualshareholdermeeting.com/ALTR2024 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials. A list of record holders of our common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, during the Annual Meeting on a reasonably accessible electronic network, and the information required to access such list will be provided with the notice of the meeting.

Proxies for the Annual Meeting are being solicited by Altair’s Board of Directors (the “Board”). This proxy statement is first being made available to stockholders on or about April 5, 2024.

Important Notice of Regarding the Proxy Materials for the Annual Meeting of Stockholders to be held on May 16, 2024.

Our proxy materials including our Notice of Internet Availability of Proxy Materials, Proxy Statement for the 2024 Annual Meeting, our annual report for the fiscal year ended December 31, 2023 and proxy card are available on the Internet at www.proxyvote.com. Under Securities and Exchange Commission rules, we are providing access to our proxy materials by notifying you of the availability of our proxy materials on the Internet.

In this Proxy Statement, the terms “Altair,” “we,” “us,” and “our” refer to Altair Engineering Inc. The mailing address of our principal executive offices is Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083.

About the Meeting

Why are we calling this Annual Meeting?

We are calling the Annual Meeting to seek the approval of our stockholders:

•	To elect two director nominees to serve as Class I directors for a three-year term expiring at the annual meeting of stockholders in 2027;

•	To vote, on an advisory basis, on the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

•	To consider any other matters that may properly come before the Annual Meeting.

What are the Board’s recommendations?

Our Board believes that the election of the director nominees identified herein and the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024 are advisable and in the best interests of Altair and its stockholders and recommends that you vote FOR these proposals. Our Board believes that the compensation of our named executive officers for the year ended December 31, 2023, as described in this proxy statement, was appropriate and recommends that you vote FOR the resolution to approve that compensation. If you are a stockholder of record and you return a properly executed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as set forth above. With respect to any other matter that properly comes before our Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

Who is entitled to vote at the meeting?

Only holders of record of our Class A common stock and Class B common stock at the close of business on the record date, March 21, 2024, are entitled to receive notice of the Annual Meeting and to vote either class of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.

As of the record date, there were 56,945,384 shares of our Class A common stock outstanding and 26,084,574 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Attendance at the Annual Meeting shall solely be via the Internet at www.virtualshareholdermeeting.com/ALTR2024 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials. Stockholders will not be able to attend the Annual Meeting at a physical location.

The live webcast of the Annual Meeting will begin promptly at 1:00 p.m. Eastern Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

An online portal will be available to our stockholders at www.proxyvote.com commencing approximately on or about April 5, 2024. By accessing this portal, stockholders will be able to vote in advance of the Annual Meeting. Stockholders may also vote, and submit questions, during the Annual Meeting on www.virtualshareholdermeeting.com/ALTR2024. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to submit questions and vote at our Annual Meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need authorization from your broker or nominee in order to vote. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought for stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder. We have retained Broadridge Financial Solutions to host our virtual annual meeting and to distribute, receive, count and tabulate proxies.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum for our meeting. Signed proxies received but not voted and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

Your vote is important. Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 5, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record on our books at the close of business on the record date and will post our proxy materials at www.proxyvote.com. Stockholders may choose to access our proxy materials at www.proxyvote.com or may request to receive a printed set of our proxy materials. In addition, the Notice and that website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting electronically, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card.

Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials. Internet voting facilities are available from April 5, 2024 and will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 15, 2024.

Vote by Telephone

If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Have your proxy card or voting instruction card in hand when you call. Telephone voting facilities are available from April 5, 2024 and will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 15, 2024.

Vote by Mail

If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail as it must be received by 12:00 p.m., Eastern Time, on May 16, 2024.

Please note that if you received a Notice of Internet Availability, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote on the Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

You will have the right to vote at the Annual Meeting.

You will have the right to vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com/ALTR2024. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to vote at our Annual Meeting.

Even if you plan to attend our Annual Meeting remotely, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend our Annual Meeting.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of Altair a notice of revocation;

•	submitting a later-dated vote by telephone or on the Internet;

•	sending in another duly executed proxy bearing a later date; or

•	attending the Annual Meeting remotely and casting your vote in the manner set forth above.

Your latest vote will be the vote that is counted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

The holders of a majority of the voting power of the common stock issued and outstanding on the record date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

With respect to the first proposal (election of Class I directors), the directors will be elected by a plurality of the voting power of the shares of our common stock present or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting will be elected. As a result, abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on the first proposal.

With respect to the second and third proposals, to cast an advisory vote on executive compensation and to ratify the appointment of Ernst & Young LLP, respectively, and the approval of any other matter that may properly come before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote, is required to approve these proposals. As a result, abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes” (see below), if any, will not affect the outcome of the vote on these proposals.

Holders of the common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

What are “broker non-votes”?

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. If the New York Stock Exchange determines a proposal to be “non-routine,” failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s names, will have the same effect as a vote against such proposal.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner.

The election of directors (Proposal No. 1), and the advisory vote on executive compensation (Proposal No. 2) are generally not considered to be a “routine” matter and brokers are not permitted to vote on these matters if the broker has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. The ratification of our independent registered public accounting firm (Proposal No. 3) is generally considered to be a “routine” matter, and hence your brokerage firm may be able to vote on Proposal No. 3 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL 1: TO ELECT TWO DIRECTORS, AS CLASS I DIRECTORS, TO SERVE A THREE-

YEAR TERM EXPIRING AT THE ANNUAL MEETING IN 2027 AND UNTIL THEIR SUCCESSORS

HAVE BEEN DULY ELECTED AND QUALIFIED

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board presently has seven members. There are two directors in the class (Class I) whose term of office expires in 2024. Each of these directors has been nominated for election as Class I directors at this Annual Meeting. Each of the nominees listed below is currently a director of Altair. If elected at the Annual Meeting, the Class I nominees would serve until the 2027 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Stockholders may not vote, or submit a proxy, for a greater number of nominees than the two nominees named below. The nominees receiving the highest number of affirmative votes will be elected. Unless otherwise directed, shares represented by executed proxies will be voted for the election of the nominees named below. If any director nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Class I Nominees for Election for a Term Expiring at the 2027 Annual Meeting

The following table sets forth the name, age, position and tenure of our Class I directors who are up for election at the 2024 Annual Meeting for a term expiring at the 2027 Annual Meeting:

Name of Director	Age	Position(s)	Served as a Director Since
Mary Boyce	65	Director	2018
Jim F. Anderson	60	Director	2021

The following biographical descriptions set forth certain information with respect to the director nominees, based on information furnished to Altair by each director nominee.

Dr. Mary Boyce has served as a member of our Board since April 2018. Dr. Boyce is the chair of our technology committee, a role she has held since October 2018, and a member of our nominating and corporate governance committee, a role she has held since August 2018. Dr. Boyce is Professor of Mechanical Engineering at Columbia University in the City of New York where she had also served as Provost from July 2021 to June 2023, Dean of The Fu Foundation School of Engineering and Applied Science from July 2013 to June 2021 and the Morris A. and Alma Schapiro Professor of Engineering from July 2013 to June 2021. Prior to joining Columbia University in 2013, Dr. Boyce served on the faculty of the Massachusetts Institute of Technology (“MIT”) for over 25 years, leading the Mechanical Engineering Department from 2008 to 2013. She holds a BS degree in engineering science and mechanics from Virginia Tech, and MS and Ph.D. degrees in mechanical engineering from MIT. Dr. Boyce’s research focuses on materials and mechanics, particularly in the areas of multi-scale and nonlinear mechanics of polymers and soft composites, and her work has been documented in over 170 archival journal articles spanning materials, mechanics, and physics. She has mentored over 40 M.S. thesis students and over 25 Ph.D. students and has been widely recognized for her scholarly contributions, including election as a fellow of the American Society of Mechanical Engineers, the American Academy of Arts

and Sciences, and the National Academy of Engineering. She is a recipient of the 2015 Engineering Science Medal from the Society of Engineering Science, the 2020 Timoshenko Medal from the Applied Mechanics Division of the American Society of Mechanical Engineers, and the 2024 Benjamin Franklin Medal (for contributions to Mechanical Engineering) from the Franklin Institute. Dr. Boyce also serves on the Advisory Board of The Boston Dynamics Artificial Intelligence Institute, a research institute focused on the frontiers of robotics and artificial intelligence. We believe Dr. Boyce is qualified to serve on our board of directors because of her extensive leadership experience and because she is a distinguished engineer and academic leader in the field of engineering.

Jim F. Anderson has served as a member of our Board since June 2021. Mr. Anderson is the chair of our nominating and governance committee and a member of our compensation committee, roles he has held since June 2021. He is currently employed by Google (an information technology company), where he serves as Vice President for North American Partner Ecosystem and Channels and was a member of the GTM Advisory Board for CapitalG (the independent growth fund affiliated with Alphabet, Google’s parent company) from February 2020 to February 2022. Mr. Anderson has served in an executive position with Google since September 2018. Prior to joining Google, Mr. Anderson served as a Vice President of the cloud service provider business of Hewlett Packard Enterprises (a computer services company) from April 2016 to August 2018. Prior to his work with Hewlett Packard Enterprises, he served as President of the Americas for BAE Systems Applied Intelligence (an organization focused on cybercrime and risk in the connected world) from February 2014 to April 2016. Prior to joining BAE Systems, Mr. Anderson held various executive positions with Cisco Systems (a telecommunications company) from August 2005 to January 2014 and Dell (an information technology company) from February 2002 to October 2004. Prior to Dell, Mr. Anderson had a 13 year career with Hewlett Packard (an information technology company) where he held various positions from September 1988 to January 2002. Mr. Anderson started his professional career with Accenture (a global professional services company) and was there from July 1986 to August 1988. Mr. Anderson holds a master’s degree in business administration from The Wharton School of the University of Pennsylvania and a bachelor’s degree in electrical engineering and computer science from Princeton University. We believe Mr. Anderson is qualified to serve on our board of directors as a result of his expertise in leveraging emerging Cloud, Artificial Intelligence and Data Analytics technologies, as well as his business knowledge and his background in electrical engineering and computer science.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR NOMINEES.

Continuing Directors

The following table sets forth the name, age, position and tenure of the directors who are serving for terms that end following the Annual Meeting.

Name of Director	Age	Position(s)	Served as an Executive Officer or Director Since
Class II Directors:
Trace Harris	58	Director	2016
Shekar Ayyar	59	Director	2021
Sandra Carter	60	Director	2021
Class III Directors:
James R. Scapa	67	Chairman and Chief Executive Officer	1985
Stephen Earhart	75	Director	2011

The following biographical descriptions set forth certain information with respect to directors who are serving for terms that end following the Annual Meeting, based on information furnished to Altair by each director.

Class II Directors Continuing in Office until the 2025 Annual Meeting

Trace Harris has served as a member of our Board since August 2016. Ms. Harris is the chair of our compensation committee, a role she has held since January 2017, and a member of our audit committee, a role she has held since August 2018. Ms. Harris serves as director on the board of Ziff Davis, Inc. (Nasdaq: ZD), a digital media and internet company and on the board and as Treasurer of USA Climbing, the national governing board of the sport of competition climbing. Through its sale in July 2022, she served as lead independent director of Bungie, the video game developer of Halo and Destiny. From March 2021 until July 2022, Ms. Harris served as a director on the board of Anzu Special Acquisition Corp. I (formerly Nasdaq: ANZUU), a special purpose acquisition company focused on transformative technologies for industrial applications. Prior to her board work, Ms. Harris spent 13 years in various roles at Vivendi S.A., most recently serving as Senior Vice President, Strategy, Finance and Business Innovation. She was previously Senior Vice President of Strategic Development for Universal Studios Television Group, where she was responsible for international television strategies and launched its first international television network. Prior to Universal Studios, Ms. Harris was Director of Finance and Channel Operations for Warner Bros. International Channels. She began her career at JP Morgan in New York. Ms. Harris holds a bachelor’s degree in economics from Stanford University and a master’s degree in business administration with a concentration in finance from the Yale School of Management. We believe Ms. Harris is qualified to serve on our board of directors because of her significant corporate finance, operational and business experience.

Shekar Ayyar has served as a member of our Board since July 2021. Mr. Ayyar is a member of our audit committee, nominating and corporate governance committee and technology committee, roles he has held since July 2021. Mr. Ayyar is currently Chairman of the board of directors and the Chief Executive Officer of Arrcus, Inc., a company focused on business efficiency through superior network connectivity. He has held these roles at Arrcus since joining the company in September 2021. Mr. Ayyar is also an advisor at NTTVC, a role he has held since May 2021. From January 2021 to May 2022, Mr. Ayyar served as Chief Executive Officer and a member of the board of directors of AdMY Technology Group, Inc., a special purpose acquisition company (formerly NYSE: AdMY). Prior to that, Mr. Ayyar held various executive positions at VMware, Inc., a cloud computing and technology company, from 2007 to May 2021(NYSE: VMW). His roles at VMware included Executive Vice President and General Manager of the Telco and Edge Cloud business unit, and EVP of Corporate Business Development (Mergers and Acquisitions, and investments). Prior to his work with VMware, he served as Senior Vice President of Product Management at BindView Development Corporation, a software company, from 2004 to 2006 (formerly Nasdaq: BVEW). Prior to that, Mr. Ayyar served as Senior Vice President of Business Development at Instantis, Inc., a software company, from 2000 to 2004. Prior to that, Mr. Ayyar led strategy and business development initiatives in communications and computing at Lucent Technologies, Inc., a telecommunications equipment company (formerly NYSE: LU). Prior to that, Mr. Ayyar was a consultant at McKinsey & Company, Inc. and prior to that Mr. Ayyar served as an assistant professor of electrical engineering at Lafayette College and conducted research at Bell Laboratories. Mr. Ayyar holds a master of business administration degree from The Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar. Mr. Ayyar also holds a Ph.D. from Johns Hopkins and a bachelor’s degree from the Indian Institute of Technology Bombay, both in electrical engineering. We believe Mr. Ayyar is qualified to serve on our board of directors as a result of his extensive leadership experience in the software and cloud computing technology spaces, as well as his record of accomplishment in corporate strategy and mergers and acquisitions.

Sandra Carter has served as a member of our Board since December 2021. Ms. Carter is a member of our audit committee, nominating and corporate governance committee and technology committee, roles she has held since December 2021. Ms. Carter is currently employed by Unstoppable Domains, Inc., a software company building digital identity on blockchains, where she is currently Chief Operating Officer and Head of Business

Development. As part of this role, she is responsible for driving growth and developing business strategies in pursuit of the company’s mission to provide user-owned identity for the world. She also drives partnerships and integrations for Web3 and AI. Ms. Carter joined Unstoppable Domains as Senior Vice President and Channel Chief in December 2021. Ms. Carter is also the Chairman of the board of directors of Girls in Tech, a nonprofit organization, a role she has held since 2015, and an adjunct professor at Carnegie Mellon University Silicon Valley, a role she has held since 2016. Prior to joining Unstoppable Domains, Ms. Carter held various positions at Amazon Web Services, Inc., a subsidiary of Amazon providing cloud-computing services, from April 2017 to December 2021, most recently serving as the Vice President, Public Sector Partners and Programs. Prior to that, Ms. Carter held various positions with IBM Corporation, a computer software and hardware company. Ms. Carter was also the founder and Chief Executive Officer of a Silicon Valley startup. Ms. Carter holds a Master of Business Administration degree from the Harvard Business School and a bachelor’s degree in applied science and computer science from Duke University. Ms. Carter is also the author of The Tiger and the Rabbit: Harnessing the Power of AI, Web3 and the Metaverse. We believe Ms. Carter is qualified to serve on our board of directors because of her extensive leadership experience in the software, AI and cloud computing technology spaces.

Class III Directors Continuing in Office until the 2026 Annual Meeting

James R. Scapa co-founded our company and has served as Chairman of our board of directors since 1992. Mr. Scapa has served, and continues to serve, as our Chief Executive Officer since our inception in 1985. Mr. Scapa also previously served as our Secretary and Treasurer. Mr. Scapa holds a bachelor’s degree in mechanical engineering from Columbia University and a master’s degree in business administration from the University of Michigan. We believe that the perspective and experience that Mr. Scapa brings as our Chief Executive Officer and Founder uniquely qualifies him to serve as the Chairman of our board of directors. Mr. Scapa is the father of Stephanie Buckner, who became an executive officer of our company in 2021 and currently serves as our Chief Operating Officer.

Stephen Earhart has served as a member of our Board since May 2011. Mr. Earhart is the chair of our audit committee, a position he has held since January 2016, and a member of our compensation committee, a position he has held since January 2015. Mr. Earhart served as Chief Financial Officer of World Kitchen, LLC, a branded consumer products company, from April 2012 to January 2017. From December 2007 to June 2010, Mr. Earhart served as Chief Financial Officer of Torex Retail Holdings, Ltd., a retail software provider based in the United Kingdom. From 2003 to 2007, Mr. Earhart served as the Chief Financial Officer of SSA Global Technologies Inc. (formerly Nasdaq: SSAG) and Infor Global Solutions, each an enterprise resource planning software company. In 2003, Mr. Earhart retired from Motorola, Inc., a telecommunications company, as Senior Vice President of Finance. Mr. Earhart is a certified public accountant and holds a bachelor’s degree in business and accounting from the University of Illinois and a master’s degree in business administration from the University of Wisconsin. We believe Mr. Earhart is qualified to serve on our board of directors because of his significant corporate finance, operational and business experience gained from holding senior executive positions at both publicly traded and private technology and consumer companies.

CORPORATE GOVERNANCE MATTERS

Board of Director Composition

Our Board currently consists of seven members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board of Director Meetings

Our Board met four times in 2023. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which such director served on the Board) and (ii) the total number of meetings of all committees of our Board on which such director served (during the periods for which the director served on such committee or committees). Altair does not have a formal policy requiring members of the Board to attend our annual meetings. All directors attended the 2023 annual meeting of stockholders, which was held remotely.

Director Independence

Because Mr. Scapa controls a majority of our outstanding voting power, we qualify as a “controlled company” under the corporate governance rules of the NASDAQ Stock Market LLC, or NASDAQ. Therefore, we are not required to have a majority of our Board be independent, nor are we required to have an independent compensation committee or an independent nominating function. Notwithstanding our “controlled company” status, we intend to comply with the majority independence and independent compensation committee and nominating function requirements. Regardless of whether we qualify as a “controlled company”, we are required to have a fully independent audit committee subject to certain transition rules. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the rules of the Nasdaq Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be independent, compensation committee members must not have a relationship with the issuer that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board determined that Messrs. Anderson, Ayyar and Earhart, and Mses. Carter and Harris, and Dr. Boyce do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of the Nasdaq Global

Select Market. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section entitled “Transactions with Related Persons.”

Board Committees

Audit Committee

Our audit committee currently consists of Messrs. Earhart, as chair, and Ayyar and Mses. Carter and Harris, each of whom is “independent” as that term is defined under applicable SEC rules and NASDAQ listing standards. Our Board has determined that Mr. Earhart qualifies as an audit committee financial expert within the meaning of SEC regulations and The NASDAQ Marketplace Rules. In making this determination, our Board has considered the formal education and nature and scope of his previous experience, coupled with past and present service on various audit committees. Our audit committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our financial statements.

Our audit committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving in advance any proposed related-person transactions;

•	reviewing and discussing with management and the independent registered public accounting firm, if applicable, our guidelines and policies for risk assessment and risk management; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

All audit services to be provided to us and all non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our audit committee operates pursuant to a charter that is available on our website at http://investor.altair.com under the Governance section. Our audit committee met eight times in 2023.

Compensation Committee

Our compensation committee currently consists of Ms. Harris, as chair, and Messrs. Anderson and Earhart, each of whom is “independent” as that term is defined under applicable SEC rules and NASDAQ listing standards.

Our compensation committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•

reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing any compensation committee report that the SEC may require in our annual proxy statement.

Our compensation committee operates pursuant to a charter that is available on our website at http://investor.altair.com under the Governance section. Our compensation committee met seven times in 2023.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Anderson, as chair, and Ayyar, and Ms. Carter, and Dr. Boyce, each of whom is “independent” as that term is defined under applicable NASDAQ listing standards. The nominating and corporate governance committee’s responsibilities include:

•	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees; and

•	reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates pursuant to a charter that is available on our website at http://investor.altair.com under the Governance section. Our nominating and corporate governance committee met four times in 2023.

Technology Committee

Our technology committee currently consists of Dr. Boyce, as chair, and Mr. Ayyar and Ms. Carter. The technology committee’s responsibilities include:

•	assessing technology trends that could affect the industries in which we operate, our strategic direction and our investment decisions;

•	assisting the Board in its oversight of our investments in technology, including through acquisitions and other business development activities;

•	annually reviewing and advising on the technical relevance of proposed activities;

•

assessing our technical workforce and its suitability for meeting our needs, including science and engineering leadership and providing guidance on development and succession planning for critical scientific and technology experts; and

•	assessing technical security issues for our assets and for the protection of customer data both of our company and through the use of our products.

Our technology committee operates pursuant to a charter. It met two times in 2023.

Stockholder Nominations for Directorships

Our nominating and corporate governance committee will consider potential director candidates recommended by stockholders as long as the stockholders comply with our certificate of incorporation and bylaws, in recommending a potential candidate. Stockholders who wish to recommend a candidate for nomination should contact our corporate secretary in writing and provide the following information:

•	the name and address of record of the stockholder;

•

representation that the stockholder is a record holder of Altair’s securities (i) at the time of providing advanced notice of a director nominee pursuant to section 2.4(ii) of our bylaws, and (ii) on the record date for the determination of eligibility to vote at the annual meeting, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	the class and number of shares of our company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee;

•	a description of the qualifications and background of the proposed director candidate and a representation that the proposed director candidate meets applicable independence requirements;

•	a description of any arrangements or understandings between the security holder and the proposed director candidate; and

•	the consent of the proposed director candidate to be named in the proxy statement relating to the Altair annual meeting of stockholders and to serve as a director if elected at such annual meeting.

Assuming that appropriate information is provided for candidates recommended by stockholders on a timely basis, our nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or other persons, as described above and as set forth in its charter.

Board Diversity

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606. The information is based on our directors’ self-reporting and reflects compliance with the objectives of Nasdaq Rule 5605(f)(3) by having at least one director who identifies as female and at least one director who identifies as a member of an Underrepresented Minority (as defined by Nasdaq Rules). As we pursue future Board recruitment efforts, our nominating and corporate governance committee will continue to seek candidates who can contribute to the diversity of views and perspectives of the Board. This includes seeking out individuals of diverse ethnicities, a balance in terms of gender, and individuals with diverse perspectives informed by other personal and professional experiences.

	Board Diversity Matrix (As of April 5, 2024)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latin	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Board Leadership Structure and Role in Risk Oversight

The chief executive officer and Chairman positions are held by James Scapa. Mr. Scapa also beneficially owns approximately 52.6% of the voting power of our common stock. Periodically, our Board assesses these roles and the Board leadership structure to ensure the interests of Altair and our stockholders are best served. Our Board has determined that its current leadership structure is appropriate. James Scapa, as one of our founders and as our chief executive officer and Chairman, has extensive knowledge of all aspects of Altair, our business and risks, and our customers. Our Board has no Lead Independent Director; however, the Board may choose to elect one.

While management is responsible for assessing and managing risks to Altair, our Board is responsible for overseeing management’s efforts to assess and manage risk. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks, and our standing Board committees. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Board’s Role in Sustainability

Every year, Altair publishes its Sustainability Report. We understand how our commitment to improving social and environmental challenges can help the world be a better place. Altair accepts the challenge. Altair’s ability to have a positive impact on global issues like sustainability, diversity, and increased opportunity for under-represented groups will continue to grow. Stockholders who wish to access our most recent Sustainability Report can do so at https://www.altair.com/sustainability/.(1)

(1)

The information on any website mentioned in this Proxy Statement is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, the Secretary of Altair is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as he considers appropriate.

Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which Altair tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Secretary.

Code of Business Conduct and Ethics

We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Governance section of our website, which is located at http://investor.altair.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Ms. Harris, as chair, and Messrs. Anderson and Earhart. No member of our compensation committee is or has been an officer or employee of Altair. None of our executive officers currently serves, or during fiscal 2023 served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our Board.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position	Served as an Executive Officer since
James R. Scapa	67	Chairman, Chief Executive Officer and Director	1985
Matthew Brown	44	Chief Financial Officer	2021
Stephanie Buckner	36	Chief Operating Officer	2021
Mahalingam Srikanth	53	Chief Technology Officer	2014
Nelson Dias	57	Chief Revenue Officer	2017
Amy Messano	53	Chief Marketing Officer	2019
Raoul Maitra	53	Chief Legal Officer	2020
Gilma Saravia	49	Chief People Officer	2020
Brian Gayle	48	Chief Accounting Officer	2021
Jeff Marraccini	55	Chief Information Security Officer	2022
Ravi Kunju	55	Chief Product and Strategy Officer	2022

Our executive officers are elected by, and serve at the discretion of, our Board. The business experience for the past five years, and in some instances, for prior years, of each of our executive officers is as follows:

James R. Scapa has served, and continues to serve, as our Chief Executive Officer since our inception in 1985. For Mr. Scapa’s biography, please see the section above entitled “Class III Nominees Continuing in Office until the 2026 Annual Meeting.”

Matthew Brown has served as our Chief Financial Officer since March 16, 2021, after serving as one of our Senior Vice Presidents—Finance since January 1, 2021. Prior to joining our company, Mr. Brown served in Finance leadership roles at NortonLifeLock, a leading consumer cyber safety company, including as Interim Chief Financial Officer from November 2019 to July 2020. Prior to that, he served in Finance leadership roles at Symantec, a leading provider of enterprise security software, from August 2016 to November 2019, most recently as Vice President of Finance and Chief Accounting Officer. Prior to that, Mr. Brown served as Vice President, Controller for Blue Coat Systems, a provider of advanced web security solutions, from October 2015 to August 2016. Prior to that, Mr. Brown served in various Finance roles at NETGEAR (2010 to 2015) and Brocade Communications (2008 to 2010). He began his career at KPMG, LLP. Mr. Brown is a certified public accountant and holds a B.S. degree in business administration from the Walter A. Haas School of Business at the University of California, Berkeley.

Stephanie Buckner has served as our Chief Operating Officer since January 1, 2022 and is responsible for our corporate development efforts and field operations, sales and technical support globally. Prior to this role, Ms. Buckner served as our Senior Vice President of Customer Engagement and Corporate Development from January 2021 to January 2022. Prior to this role, Ms. Buckner served as our senior vice president of corporate development from January 2019 to January 2021. Ms. Buckner joined Altair in June 2011 as a partner solutions manager. Ms. Buckner holds a bachelor’s degree in industrial and operations engineering from the University of Michigan. Ms. Buckner is the daughter of James Scapa, our founder, Chairman and Chief Executive Officer.

Mahalingam Srikanth has served as our Chief Technology officer since January 1, 2022, after serving as our Chief Technical Officer for HPC and cloud solutions since January 2014. Prior to this role, Mr. Srikanth was a senior vice president at Altair from July 2011 to November 2013 and a vice president at Altair from January 2008 to June 2011. Mr. Srikanth holds a bachelor’s degree in computer science and engineering from Gulbarga University in Gulbarga, India and an executive master’s degree in business administration from the Indian School of Business in Hyderabad, India.

Nelson Dias has served as our Chief Revenue Officer since January 1, 2018, after serving as our Senior VP—Asia Pacific since 2006. Prior to running Altair’s APAC region, Mr. Dias was Managing Director of Altair India from 2002-2005. He has over 34 years of technical sales and management experience. Mr. Dias holds a Bachelor of Engineering in Computer Science degree from the University of Mumbai.

Amy Messano has served as our Chief Marketing Officer since January 7, 2019. Prior to joining Altair, Ms. Messano served as Vice President of Marketing/Communications for the Electronics and Safety division at Aptiv PLC (formerly Delphi), a global technology company, from 2012 to 2013, and then as Vice President, Integrated Marketing and Communications from 2014 to 2018 where she was primarily responsible for global marketing teams supporting marketing campaigns, messaging and supporting materials as well as distribution, and was also responsible for web, digital marketing, social media, media relations and content creation globally. Ms. Messano holds a bachelor’s degree in history and English from the University of Colorado, Boulder, and a master’s of science, journalism from Northwestern University.

Raoul Maitra has served as our Chief Legal Officer since February 2020. Previously, he served as our Co-General Counsel from April 2015 until 2020. He joined our company in 2006 as Deputy General Counsel and served in that capacity until 2015. Mr. Maitra holds a bachelor’s degree in political science from the University of Michigan and a Juris Doctor degree from the Mauer School of Law at Indiana University (Bloomington).

Gilma Saravia has served as our Chief People Officer since February 2020. Prior to joining Altair, she served as Vice President, Global Corporate Human Resources and Talent, for Aptiv PLC, a global technology company, from 2015 to 2019. Prior to her employment by Aptiv, Ms. Saravia held executive roles at U. S. Steel (2011 to 2015) and served as a senior manager in Deloitte’s Human Capital consulting group (2002 to 2011). Ms. Saravia holds a degree in business administration from the University of Texas at Austin.

Brian Gayle has served as our Senior Vice President, Chief Accounting Officer since September 2018 and also became our principal accounting officer in March 2021. From March 2015 to September 2018, Mr. Gayle served as our Vice President-Corporate Controller. Prior to these roles, Mr. Gayle began his career at Deloitte & Touche, LLP. Mr. Gayle is a certified public accountant and holds a bachelor’s degree of accountancy from Walsh College.

Jeff Marraccini has served as our Chief Information Security Officer since February 2022. Previously, he served as our Senior Vice President of Cloud Strategy & Technology from May 2021 to February 2022 and our Senior Vice President of IT Strategy & Technology from April 2021 to May 2021. Prior to that, Mr. Marraccini served as our Senior Vice President of Global IT Systems from October 2018 to May 2021. From January 2011 to October 2018, Mr. Marraccini served as our Vice President of Computer Systems. Mr. Marraccini holds a bachelor’s degree in economics, computer science, and anthropology from Oakland University.

Ravi Kunju has served as our Chief Product Strategy Officer since October 2022. Previously, he served as our Senior Vice President of Strategy for all of our software solutions from January 2020 to October 2022 and our Senior Vice President of Product & Pricing Strategy focusing on our software solutions for the manufacturing vertical from January 2018 to January 2020. Prior to that, Mr. Kunju served as our Vice President of Global Strategy & Business Development for our manufacturing solutions from December 2015 to January 2018. From September 2013 to December 2015, Mr. Kunju served as our Vice President of Strategy & Business Development for our enterprise computing business. Mr. Kunju joined Altair in August 1998 as a product line manager for manufacturing simulation products. Mr. Kunju holds a master’s degree in business administration from the University of Michigan Ross School of Business and a master’s degree in mechanical engineering from Wayne State University. Mr. Kunju also holds a bachelor’s degree in mechanical engineering from Osmania College of Engineering, Osmania University, Hyderabad, India.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the 2023 compensation program for our principal executive officer, our principal financial officer and the three other most highly-compensated executive officers (our “Named Executive Officers”). For 2023, our Named Executive Officers were:

•	James R. Scapa, our Chief Executive Officer (our “CEO”);

•	Matthew Brown, our Chief Financial Officer (our “CFO”);

•	Mahalingam Srikanth, our Chief Technology Officer (our “CTO”);

•	Stephanie Buckner, our Chief Operating Officer (our “COO”); and

•	Nelson Dias, our Chief Revenue Officer (our “CRO”).

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2023. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2023 and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Who We Are

We are a global leader in computational science and artificial intelligence enabling organizations across broad industry segments to drive smarter decisions in an increasingly connected world. We deliver software and cloud solutions in the areas of simulation and design, high-performance computing (“HPC”), data analytics, and artificial intelligence (“AI”). Our products and services leverage computational intelligence to drive innovation for a more connected, safe, and sustainable future.

We refer to AI as a term to encompass sub-disciplines including data analytics, data science, data preparation, and machine learning (ML). Altair has been incorporating AI technologies into our products for several years and we believe the evolving broad use of the term is appropriate for our product offerings, customer applications, and market opportunities.

Our simulation and AI-driven approach to innovation is powered by our broad portfolio of high-fidelity and high-performance physics solvers, our market leading technology for optimization and HPC, and our end-to-end platform for developing AI and digital twin solutions. Our integrated suite of software optimizes design performance across multiple disciplines encompassing structures, motion, fluids, thermal, electromagnetics, system modeling, and embedded systems, while also providing AI solutions and true-to-life visualization and rendering. Our HPC solutions maximize the efficient utilization of complex compute resources and streamline the workflow management of compute-intensive tasks for applications including AI, modeling and simulation, and visualization. Our data analytics, AI, and Internet of Things (IoT) products include data preparation, data science, MLOps, orchestration, and visualization solutions that fuel engineering, scientific, and business decisions.

We believe a critical component of our success has been our company culture, based on our core values of innovation, envisioning the future, communicating honestly and broadly, seeking technology and business firsts, and embracing diversity and risk-taking. This culture is important because it helps attract and retain top talent, encourages innovation and teamwork, and enhances our focus on achieving our corporate objectives.

2023 Business Results

We achieved strong business results in 2023 driven by momentum across a number of verticals, where computational intelligence is becoming increasingly important. In 2023:

•	Total software product revenue was $550.0 million.

•	Total revenue was $612.7 million.

•

We reported a net loss of $8.9 million. The full year of 2023 included non-cash stock-based compensation expenses of $85.6 million. Diluted net loss per share was $0.11, based on 80.6 million diluted weighted average common shares outstanding.

•

Adjusted EBITDA was $129.1 million. We define Adjusted EBITDA, a non-GAAP financial measure, as net income adjusted for income tax expense, interest expense, interest income and other, depreciation and amortization, stock-based compensation expense, restructuring charges, asset impairment charges and other special items as determined by management.

•

Non-GAAP net income was $98.8 million. Non-GAAP diluted net income per share was $1.13, based on 87.6 million non-GAAP diluted common shares outstanding. Non-GAAP net income excludes stock-based compensation, amortization of intangible assets related to acquisitions, non-recurring adjustments, and certain tax adjustments.

•	Cash flow from operations was $127.3 million.

•	Free cash flow, a non-GAAP financial measure consisting of cash flow from operations less capital expenditures, was $117.1 million.

A reconciliation of the GAAP and non-GAAP information referenced above is set forth in Appendix A to this Proxy Statement. Our compensation determinations for 2023 were based, in part, on our 2023 performance.

Executive Compensation Results

The Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers in 2023:

•	Base Salaries – Approved an annual base salary increase of our CEO to $860,000. The approved annual base salary increases ranged from 0% to approximately 11% for our other Named Executive Officers.

•

Executive Bonus Program – Approved a performance-based cash bonus payment of $610,000 for our CEO and performance-based cash bonus payments ranging from $160,000 to $255,000 for our other Named Executive Officers.

•

Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards that may vest and be settled for 38,000 shares of Class A Common Stock for our CEO and 5,000 to 18,250 shares of Class A Common Stock for our other Named Executive Officers. We also granted a stock option award to our CEO for 114,000 shares of Class A Common Stock and stock options covering 12,500 to 20,625 shares of Class A Common Stock for our other Named Executive Officers.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To foster this alignment and to motivate and reward individual initiative and effort, a portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:

•	First, we provide the opportunity to receive a cash bonus award pursuant to our executive bonus program, based on Company annual performance and individual performance.

•

In addition, we grant RSU awards and stock options that vest over time. The value of these awards depends entirely on the value of our Class A Common Stock. The Named Executive Officers’ RSU and stock option ownership, together with the shares of our common stock that they otherwise own as reflected elsewhere in this Proxy Statement, incentivize them to build long-term value for the benefit of our stockholders.

These variable pay elements assure that a meaningful portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards in the design and implementation of our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who oversee our compensation policies and practices.

•

Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

•	Periodic Executive Compensation Review. The Compensation Committee conducts periodic reviews of our compensation strategy and of our compensation peer group, which we use for comparative purposes.

What We Do Not Do

•

No Hedging or Pledging. We do not allow our executive officers, including our Named Executive Officers, to engage in certain types of hedging or monetization transactions (such as zero cost collar or forward sales contracts) or, unless pre-approved by a compliance officer, to pledge our common stock as collateral for a loan.

•

No Executive Retirement Plans. We do not offer retirement plans to our executive officers, including our Named Executive Officers, other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees. Please see “Post Employment Compensation” for a discussion of our severance agreements with our executive officers.

•

No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not reimburse our executive officers, including our Named Executive Officers, for any excise taxes that may be imposed upon them as a result of a change in control of the Company.

Stockholder Advisory Votes on Named Executive Officer Compensation

We are required to conduct non-binding stockholder votes on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). At our 2019 annual meeting of stockholders, we conducted a non-binding stockholder vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). We recommended that such votes be conducted annually and our stockholders overwhelmingly approved that recommendation. We will hold a Say-on-Pay vote at each annual meeting until the time our stockholders vote to hold the Say-on-Pay vote at a different frequency. See Proposal 2 in this Proxy Statement.

At the 2023 Annual Meeting, approximately 98% of the votes cast in connection with the stockholders advisory vote on compensation of the NEOs were cast in favor of the proposal. We value the opinions of our stockholders. We have considered this voting result, and our Board of Directors and the Compensation Committee will consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our Named Executive Officers.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;

•	Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;

•

Align the interests and objectives of our executives with those of our stockholders by linking the long-term incentive compensation opportunities and equity holdings to stockholder value creation and their cash incentives to our annual performance; and

•	Offer total compensation opportunities to our executives that are competitive and fair.

Program Design

We structure the annual compensation of our executive officers, including our Named Executive Officers, using three principal elements: base salary, a cash bonus award pursuant to our executive bonus program, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above. In determining the amount of base salary, cash bonuses, and equity compensation awarded to each Named Executive Officer, the Compensation Committee does not apply any strict percentage of any one element in relation to the overall compensation package. Instead, the Compensation Committee reviews the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts, and the mix of compensation components, further the basic principles and objectives of our overall compensation program.

In addition, we have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our CEO and oversight of compensation matters for our Named Executive Officers, and recommends for Board of Director approval compensation for the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other executive officers. In addition, the Compensation Committee makes all final decisions regarding the compensation of our CEO and other executive officers. The Compensation Committee is also responsible for the administration of our 2021 Employee Stock Purchase Plan (the “ESPP”), in which employees participate on a voluntary basis.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes recommendations that it believes further our philosophy or align with developments in best compensation practices.

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://investor.altair.com.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of executive compensation as needed.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual incentive bonus payments and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, and related performance criteria.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, the Compensation Committee relies primarily on its members’ general experience and expertise, on the advice of consultants and other advisors and its consideration of a number of factors, including the following:

•	our executive compensation program objectives;

•	the recommendations of our CEO with respect to the compensation of our other executive officers;

•	our company’s performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

•

the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and collaborate effectively as one executive team, all of which reflect our core values;

•	the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives; and

•	the competitiveness of our compensation structure and specific retention needs.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation determinations with respect to our executive officers. Instead, in making recommendations and determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.

In addition, the Compensation Committee does not weight the foregoing factors in any predetermined manner, nor does it apply formulas in making its compensation determinations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company and its business results, knowledge of the competitive market, knowledge of each executive officer, the advice of their compensation consultant and their business judgment in making their recommendations and determinations.

As part of its oversight function, our Board and our Compensation Committee, in particular, along with our management team, considers potential risks when reviewing and approving various compensation programs, including executive compensation. Based on this review, our Compensation Committee believes that our compensation programs, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Role of Management

In discharging its responsibilities, the Compensation Committee works with our CEO, who assists the Compensation Committee by providing information on corporate and individual performance, perspectives on performance issues and recommendations on compensation matters.

Typically, our CEO will make recommendations to the Compensation Committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our executive officers, including our other Named Executive Officers. At the beginning of each year, our CEO reviews the performance of our executive officers based on each such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The Compensation Committee reviews and discusses these recommendations and proposals with our CEO.

Our CEO attends meetings of the Compensation Committee at which executive compensation matters are addressed, but does not participate in the Compensation Committee’s deliberations involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has, from time to time, engaged an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program. When engaged, the compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement on a periodic basis.

Our Compensation Committee has selected Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters. During 2023, we utilized information previously provided by Compensia in 2022 to advise on executive compensation matters, including with respect to executive non-equity and equity compensation. Compensia did not provide any services to our company other than the consulting services provided to the Compensation Committee.

The Compensation Committee reviews the objectivity and independence of the advice provided by Compensia on executive compensation matters in the years in which it engages Compensia. For years in which the Compensation Committee engages Compensia, the Compensation Committee evaluates Compensia’s engagement based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as are deemed relevant under the circumstances. The Compensation Committee did not undertake this review in 2023.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that share one or more characteristics of our company, including annual revenue, market capitalization, geographical location, vertical focus and end market. However, not all criteria may be applicable to each individual peer group member. The Compensation Committee reviews our compensation peer group from time to time, generally, every other year, and makes adjustments to its composition as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. The inclusion of a peer company in one year does not subsequently mean it will be included in other years. We included the following companies in our group of peer companies for 2023 compensation purposes:

Appian	New Relic
Aspen Technology	Paylocity Holding
BlackLine	PTC
Domo	SPS Commerce
Ebix	Workiva
Guidewire Software	Yext
Manhattan Associates	Zuora
MicroStrategy

The compensation practices of the then current compensation peer group are used by the Compensation Committee as a guide to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual incentive bonus opportunities, and long-term incentive compensation). To analyze the compensation practices of the companies in our compensation peer group, Compensia gathers data from public filings (primarily proxy statements) of the peer group companies, as well as survey data from Compensia’s proprietary database. This market data is then used as a reference point for the Compensation Committee to assess our compensation levels in the course of its deliberations on compensation forms and amounts. The compensation committee reviewed information provided by Compensia related to compensation practices in our peer group.

Compensation Elements

In 2023, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market.

Element	Type of Element	Compensation Element	Objective
Annual Cash Bonus Awards Pursuant to the Executive Bonus Program	Variable	Cash	Designed to motivate our executives to meet and achieve business objectives and to incentivize conduct that is aligned with the interests of our stockholders.

Long Term Incentive Compensation	Variable	Restricted stock unit awards and stock options that may vest and be settled for shares of our common stock.	Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that the Named Executive Officer will perform responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with recommendations from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In March 2023, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved base salary increases for certain of our executive officers.

The base salaries of our Named Executive Officers for 2023 were as follows:

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percentage Adjustment
Mr. Scapa	$830,000	$860,000	4%
Mr. Brown	$425,000	$435,000	2%
Mr. Srikanth	$330,000	$340,000	3%
Ms. Buckner	$225,000	$250,000	11%
Mr. Dias	$200,000	$215,000	8%

Executive Bonus Program

Each year, we make bonus arrangements with our senior executives (including the Named Executive Officers), other employees who report directly to our CEO, and vice presidents in key positions (the “Executive Bonus Program”). Participants in the Executive Bonus Program are eligible to receive a bonus payment in the discretion of the Compensation Committee based upon the attainment of performance objectives as proposed by the CEO and approved by the Compensation Committee and which relate to the financial metrics that are most important to us.

Generally, for the Named Executives other than the CEO, bonus payments under the Executive Bonus Program are calculated starting with a target bonus amount for each participant as recommended by our CEO and approved by the Compensation Committee. Bonuses are then generally determined by measurement of Company performance against adjusted EBITDA that may be further adjusted in the discretion of the Compensation Committee to exclude certain revenues and expenses that the Committee believes should not impact compensation results (the “Company Performance Target”) with further consideration and adjustments given to individual performance. For the CEO, the Compensation Committee begins with a target bonus amount and then evaluates the CEO’s performance against certain quantitative and qualitative metrics associated with Company and individual performance (the “CEO Metrics”). The Company generally does not disclose information would cause competitive harm without adding meaningfully to the understanding of our business or compensation strategy. The Compensation Committee strives to set Company Performance Targets and CEO Metrics that are attainable but require significant management effort and achievement in order to be attained.

The Compensation Committee reviews the payment and amount of any award under the Executive Bonus Program and in all cases, the Compensation Committee reserves the ability to adjust the bonus upwards or downwards after application of these measurement steps. Effectively, the Compensation Committee has the discretion to consider corporate achievements other than those captured by the metrics to be measures of performance, to fund the Executive Bonus Program even if we did not achieve the threshold performance level, and to not make bonus payments even if we achieved the target performance level for the corporate performance objective.

Target Bonus Amounts

For purposes of the Executive Bonus Program, bonus payments are based upon a specific target bonus amount as recommended by our CEO and approved by the Compensation Committee. The CEO participates in the Compensation Committee’s deliberations regarding the target amounts for eligible employees, but does not participate in the deliberations regarding his target bonus.

In March 2023, the Compensation Committee reviewed the recommended target bonus amounts for our Named Executive Officers, taking into consideration the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to set the target bonus amounts as proposed by our CEO with respect to the Named Executive Officers other than himself. The Compensation Committee independently reviewed and determined the CEO’s target bonus. For 2023, the target bonus amounts for our Named Executive Officers were as follows:

Named Executive Officer	Target Bonus Amount
Mr. Scapa	$610,000
Mr. Brown	$255,000
Mr. Srikanth	$160,000
Ms. Buckner	$200,000
Mr. Dias	$215,000

2023 Executive Bonus Decisions

In March 2024, for the Named Executive Officers, including our CEO, the Compensation Committee reviewed the Company’s 2023 financial results relative to the 2023 Company Performance Target and the individual performance of each of the Named Executive Officers based on an evaluation provided by our CEO of their performance and discussed with the CEO his own individual performance against metrics discussed with our CEO throughout 2023. For 2023, no adjustments were made to adjusted EBITDA in setting the Company Performance Target or in measuring the Company’s financial results relative to the Company Performance Target.

Based on these determinations, the Compensation Committee approved the following cash bonus payments for our Named Executive Officers for 2023:

Named Executive Officer	Actual Bonus Payment	Percentage of Target
Mr. Scapa	$610,000	100%
Mr. Brown	$255,000	100%
Mr. Srikanth	$160,000	100%
Ms. Buckner	$200,000	100%
Mr. Dias	$215,000	100%

Other than the amounts described above, we did not pay our Named Executive Officers any other annual cash bonuses with respect to 2023 performance.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our CEO and our other executive officers by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable.

In March 2023, the Compensation Committee determined that the equity awards to be granted to our executive officers, including our Named Executive Officers, should be a combination of time-based RSU awards that may vest and be settled for shares of our Class A Common Stock and options to acquire our Class A Common Stock. The number of shares of our Class A Common Stock subject to the RSU awards and options granted to our executive officers were proposed by the CEO and approved by the Compensation Committee (with Mr. Scapa participating in determinations regarding the grants other than the grants made to him) after considering the factors described in “Compensation-Setting Process” above. All of the RSU awards and options were granted in March 2023 with respect to 2022 performance. Under applicable SEC regulations, such equity awards are included in the Summary Compensation Table below as 2023 compensation.

In December 2023, the Compensation Committee authorized the grant of a one-time award to Mr. Brown. The Compensation Committee determined that the equity awards to be granted to Mr. Brown should be in the form of time-based RSU awards that may vest and be settled for shares of our Class A Common Stock. The number of shares of our Class A Common Stock subject to the RSUs granted to Mr. Brown were proposed by our CEO and approved by the Compensation Committee. The time-based RSU awards were granted to Mr. Brown in recognition of his exemplary performance during 2023.

The equity awards granted to our Named Executive Officers in March 2023 and to Mr. Brown in December 2023 were as follows:

Named Executive Officer	Restricted Stock Unit Award (Number of shares)	RSU Grant Date Fair Value	Stock Option Awards (Number of Shares)	Exercise Price
Mr. Scapa	38,000	$2,477,220	114,000	$65.19
Mr. Brown	8,250	$537,818
	10,000	$742,300	20,625	$65.19
Mr. Srikanth	5,938	$387,098	14,845	$65.19
Ms. Buckner	5,000	$325,950	12,500	$65.19
Mr. Dias	5,000	$325,950	12,500	$65.19

In March 2024, the Compensation Committee determined that the equity awards to be granted to our executive officers, including our Named Executive Officers, should be a combination of time-based RSU awards that may vest and be settled for shares of our Class A Common Stock and options to acquire our Class A Common Stock. The number of shares of our Class A Common Stock subject to the RSU awards and options granted to our executive officers were proposed by the CEO and approved by the Compensation Committee (with Mr. Scapa participating in determinations regarding the grants other than the grants made to him) after considering the factors described in “Compensation-Setting Process” above. All of the RSU awards and options were granted in March 2024 with respect to 2023 performance. Under applicable SEC regulations, such equity awards are not included in the Summary Compensation Table below as 2023 compensation.

The equity awards granted to our Named Executive Officers in March 2024 were as follows:

Named Executive Officer	Restricted Stock Unit Award Number of Shares	RSU Grant Date Fair Value	Stock Option Awards Number of Shares	Exercise Price
Mr. Scapa	41,000	$3,240,230	123,000	$79.03
Mr. Brown	8,625	$681,634	21,563	$79.03
Mr. Srikanth	6,250	$493,938	15,625	$79.03
Ms. Buckner	5,625	$444,544	14,063	$79.03
Mr. Dias	15,375	$1,215,086	13,438	$79.03

The time-based RSU awards and stock options vest in equal annual installments over a four-year period, with each installment vesting on the anniversary of the date of grant, contingent upon each Named Executive Officer’s remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing that number of shares of our Class A Common Stock that equal the number of units that have vested.

Health and Welfare Benefits

Our US-based Named Executive Officers are eligible to receive the following health and welfare benefits: a flexible spending account, a dependent care account, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, short-term and long-term disability insurance and basic life insurance.

Since 1987, Altair has offered a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”) for our US-based employees, including our US-based executive officers and our US-based Named Executive Officers, and other employees who satisfy certain eligibility requirements. In 2022, Altair added the Roth 401(k) feature to the 401(k) Plan. The Roth feature allows our employees to invest post-tax dollars and in retirement, access their money tax free. Under the 401(k) Plan, participants may elect to make pre-tax contributions of up to 80% of their eligible compensation, subject to the statutory income tax limits. The 401(k) Plan permits us to make discretionary matching contributions and discretionary contributions to eligible participants, subject to five-year graded vesting: 20% vests after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years. The 401(k) Plan has an automatic enrollment feature for all employees hired on or after April 1, 2014, automatically withholding elective deferrals equal to 4% of eligible compensation, unless the participant affirmatively changes the deferral amount. We intend for the 401(k) Plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by participants to the 401(k) Plan, and income earned on those contributions, are not taxable to participants until withdrawn from the 401(k) Plan.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

The Company owns a fractional interest in an airplane intended to be used primarily for business travel by our CEO and by other employees travelling with our CEO, and which may be used by other employees with the approval of our CEO. We believe that use of the Company airplane enhances personal safety and increases time available for business purposes. Our CEO and his guests may use our corporate airplane for non-business purposes. For 2023, the aggregate incremental cost to Altair of our CEO’s personal use of our corporate airplane was $175,283. No other Named Executive Officers made personal use of our corporate airplane during 2023.

We determine the incremental cost of the personal use of our corporate airplane based on the variable operating costs to us, which include, if applicable, (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) any customs, foreign permit, and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our corporate airplane is intended to be used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as purchase or lease costs and costs of maintenance and upkeep.

Our Named Executive Officers incur taxable income for all personal use of our corporate airplane. We do not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on our corporate airplane.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide any other significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

Neither our CEO nor any of our other Named Executive Officers are parties to written employment agreements. From time to time, when we hire an executive officer or other key employee, we utilize offer letters that provide for “at will” employment and set forth then current compensation terms that are subject to modification in subsequent years.

The post-employment compensation arrangements for our Named Executive Officers are discussed in “Post Employment Compensation” and “Potential Payments Upon Termination or Change in Control” below.

Post-Employment Compensation

We have entered into executive severance agreements with each of our Named Executive Officers (the “Severance Agreements”). The Severance Agreements each provide for severance protections in the event of a termination by the Company other than for “cause” or in the event of a resignation by the applicable Named Executive Officer for “good reason” during the period between the execution of the Severance Agreements and the one-year anniversary of a “change in control.” In such event, the executive generally would be entitled to the following (in lieu of any other severance payments to which the executive may be entitled), subject to execution of a release of claims (other than with respect to certain amounts that accrued prior to termination):

•

an amount equal to the executive’s annual rate of base salary for one month for each full year of continuous service (or for Mr. Brown, (i) an amount equal to his annual rate of base salary for six months if the termination occurs between the second and seventh anniversaries of commencement of his employment with the Company, or (ii) an amount equal to his annual rate of base salary for one month for each full year of continuous service if the termination occurs after the seventh anniversary of his commencement of employment with the Company), in each case up to a maximum of twelve months (the “Severance Period”), with the Severance Period automatically equal to twelve months if the termination occurs (a) after the Company has entered into a definitive agreement governing a change in control, but prior to consummation of such change in control or termination or abandonment of such change in control, or (b) on or within one year following the occurrence of a change in control;

•

reimbursement for healthcare continuation payments under the Company’s medical and dental plans for the duration of the Severance Period, subject to earlier termination if the executive becomes eligible to obtain alternate healthcare coverage from a new employer or becomes ineligible for continuation coverage;

•

a pro-rata bonus for the year of termination, determined based on the executive’s target bonus for the year in which termination occurs (or, following a change in control, based on the greater of (i) the amount of the bonus that would have been received for the year in which termination occurs, or (ii) the target amount of the executive’s annual bonus for the calendar year prior to the year in which the change in control occurred), less any payment previously received with respect to such target bonus;

•

accelerated vesting of any outstanding and unvested restricted stock unit awards in the Company if the termination occurs following the entrance by the Company into definitive documentation governing a change in control but prior to (i) consummation of such change in control or termination or abandonment of such change in control, or (ii) on or within one year following the occurrence of a change in control; and

•	certain compensatory amounts that have accrued prior to termination.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.

For more information about the post-employment compensation arrangements we maintained with our Named Executive Officers during 2023, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2023, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Hedging and Pledging Transactions

Under our Insider Trading Policy, all of our executive officers, the non-employee members of our Board of Directors, and certain other employees as designated by our Compliance Officer are prohibited from engaging in any of the following transactions:

•	A short sale, including a sale with delayed delivery (a “sale against the box”);

•	Trading in standardized options relating to our securities;

•	Certain forms of hedging or monetization transaction (such as a zero-cost collar or forward sales contract); and

•	Holding our securities in a margin account, or pledging our securities as collateral for a loan (unless such transaction has been pre-approved by our Compliance Officer).

Tax and Accounting Considerations

We may take applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows publicly held corporations a tax deduction for federal income tax purposes for remuneration paid to certain “covered employees” in a taxable year to the extent that remuneration exceeds $1 million per calendar year for a covered employee. The Compensation Committee may, in its judgment, approve compensation for our Named Executive Officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statements for all equity awards granted to our executive officers and other employees, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their equity awards. ASC Topic 718 also requires us to recognize the compensation cost of our stock-based compensation awards in our income statements over the period that an executive officer is required to render service in exchange for the equity-based award.

Compensation Committee Report

The information contained in the following report of Altair’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Altair specifically incorporates it by reference.

The Compensation Committee establishes the compensation programs for our Named Executive Officers. In connection with such responsibility, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2023 and included in this Proxy Statement.

Submitted by the Compensation Committee

Trace Harris, Chair

Stephen Earhart

Jim Anderson

2023 Summary Compensation Table

Our Named Executive Officers for the year ended December 31, 2023 are: James R. Scapa, Matthew Brown, Stephanie Buckner, Mahalingam Srikanth and Nelson Dias. The following table provides information regarding the total compensation for services rendered in all capacities earned by our Named Executive Officers for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and principal position	Year	Salary ($)		Stock awards ($)(1)		Option awards ($)(1)		Non-equity incentive plan compensation ($)(2)		All other compensation ($)(3)		Total ($)
James R. Scapa,
Chief Executive Officer and Chairman	2023	860,000		2,477,220		3,185,160		610,000		186,612		7,318,992
	2022	830,000		1,704,403		2,007,665		550,000		49,933		5,142,001
	2021	830,000		1,238,600		895,496		670,000		123,915		3,758,011

Matthew Brown,
Chief Financial Officer	2023	435,000		1,280,118		576,263		255,000		9,200		2,555,581
	2022	425,000		939,170		932,903		235,000		28,320		2,560,393
	2021	400,000		1,548,250	(4)	1,007,433	(4)	243,580		9,200		3,208,463

Mahalingam Srikanth,
Chief Technology Officer	2023	340,000		387,098		414,769		160,000		2,000		1,303,867
	2022	330,000		176,102		655,649		145,000		2,000		1,308,751
	2021	300,000		129,619		140,593		152,238		2,000		724,450

Stephanie Buckner,
Chief Operating Officer	2023	250,000		325,950		349,250		200,000		2,000		1,127,200
	2022	225,000		123,580		596,935		175,000		2,000		1,122,515
	2021	200,000		129,619		140,593		121,790		2,000		594,002

Nelson Dias,
Chief Revenue Officer	2023	215,000	(5)	325,950		349,250		215,000	(5)	6,000	(6)	1,105,200
	2022	200,000	(5)	234,802		723,170		200,000	(5)	6,000	(6)	1,357,972
	2021	200,000	(5)	103,733		121,855		150,000	(5)	6,000	(6)	575,588

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the Named Executive Officer computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in determining the grant date fair value of our equity awards, see Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023, to which reference is hereby made.

(2)

Amounts were paid pursuant to our Executive Bonus Program. See the section entitled “Compensation Discussion and Analysis” for a discussion of the Executive Bonus Program and the performance criteria for fiscal year 2023.

(3)

For each of the Named Executive Officers (other than Nelson Dias), the amount in this column consists of a 401(k) matching contribution made by us under a matching program available to eligible participating employees. For James R. Scapa, Matthew Brown, and Nelson Dias, the amount in this column also includes an annual automobile allowance. Other compensation for James R. Scapa in 2021, 2022 and 2023 also includes $112,585, $38,603, and $175,283 respectively, in fringe benefits resulting from personal use of Altair’s fractional interest in an aircraft. For a discussion of our corporate aircraft program, see “Perquisites and Other Personal Benefits” above.

(4)	Represents a one-time stock award incentive upon joining Altair in 2021.
(5)	Salary and Non-equity incentive plan compensation approved in U.S. dollars and converted to Indian rupee once approved using the constant currency exchange rate.
(6)	Car allowance paid in Indian rupees and converted to U.S. dollars using the constant currency exchange rate.

Narrative Disclosure to Summary Compensation Table

Offer Letters with our Named Executive Officers

James Scapa

Mr. Scapa is not a party to an employment agreement or offer letter with Altair.

Offer Letter with Matthew Brown

We are parties to an offer letter with Matthew Brown, our chief financial officer. The employment letter has an indefinite term and Mr. Brown’s employment is at-will.

Mr. Brown is entitled to an automobile allowance and he is currently eligible to earn annual incentive compensation payable from our Executive Bonus Program applicable to other members of our senior executive team. He is also eligible to earn a matching contribution to our 401(k) Plan. His compensation may be adjusted year to year.

We have also entered into a severance agreement with Mr. Brown. For more information about his severance agreement, see “Post-Employment Compensation” above.

Offer Letter with Stephanie Buckner

We are parties to an offer letter with Stephanie Buckner, our chief operating officer. The offer letter has an indefinite term and Ms. Buckner’s employment is at-will.

We subsequently entered into a severance agreement with Ms. Buckner. For more information about her severance agreement, see “Post-Employment Compensation” above.

Offer Letter with Mahalingam Srikanth

We are parties to an offer letter with Mahalingam Srikanth, our chief technology officer. The offer letter has an indefinite term and Mr. Srikanth’s employment is at-will.

We subsequently entered into a severance agreement with Mr. Srikanth. For more information about his severance agreement, see “Post-Employment Compensation” above.

Offer Letter with Nelson Dias

We are parties to an offer letter with Nelson Dias, our chief revenue officer. The offer letter has an indefinite term.

We subsequently entered into a severance agreement with Mr. Dias. For more information about his severance agreement, see “Post-Employment Compensation” above.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during 2023, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2023, please also see “Potential Payments Upon Termination or Change in Control” below.

Potential Payments Upon Termination or Change in Control

The table below reflects, as applicable, cash severance, equity acceleration, and continuation of employment benefits payable to our Named Executive Officers in connection with (A) an involuntary termination of employment (i.e., a termination without cause or resignation for good reason) other than in connection with a change in control of our company, (B) a change in control of our company and no termination of employment (assuming that all equity awards will not be assumed, continued or substituted by the successor entity), and (C) an involuntary termination (i.e., a termination without cause or resignation for good reason) immediately following a change in control of our company, assuming for each of (A), (B) and (C) that the applicable triggering event(s) occurred on December 31, 2023, and that the above-mentioned agreements were in effect on that date. Generally, however, on any termination, the applicable Named Executive Officer would have received accrued and unpaid salary and other benefits until the date of termination. In addition, the table below assumes that our Named Executive Officers comply with all applicable restrictive covenants.

Name	Benefit	(A) Involuntary Termination not in Connection with a Change in Control ($)		(B) Change in Control ($)		(C) Involuntary Termination Immediately Following a Change in Control ($)
James R. Scapa	Cash Severance	1,470,000	(1)	—		1,470,000	(2)
	Equity Acceleration	—		10,426,849	(3)	10,426,849	(3)(4)
	Continuation of Benefits	20,263	(5)	—		20,263	(6)

	Total	1,490,263		10,426,849		11,917,112

Matthew Brown	Cash Severance	472,500	(1)	—		690,000	(2)
	Equity Acceleration	—		5,766,915	(3)	5,766,915	(3)(4)
	Continuation of Benefits	20,263	(5)	—		20,263	(6)

	Total	492,763		5,766,915		6,477,178

Mahalingam Srikanth	Cash Severance	500,000	(1)	—		500,000	(2)
	Equity Acceleration	—		2,229,908	(3)	2,229,908	(3)(4)
	Continuation of Benefits	20,263	(5)	—		20,263	(6)

	Total	520,263		2,229,908		2,750,171

Stephanie Buckner	Cash Severance	450,000	(1)	—		450,000	(2)
	Equity Acceleration	—		1,992,336	(3)	1,992,336	(3)(4)
	Continuation of Benefits	20,263	(5)	—		20,263	(6)

	Total	470,263		1,992,336		2,462,599

Nelson Dias	Cash Severance	430,000	(1)	—		430,000	(2)
	Equity Acceleration	—		2,177,874	(3)	2,177,874	(3)(4)
	Continuation of Benefits	1,025	(5)	—		1,025	(6)

	Total	323,525		2,177,874		2,608,899

(1)

The dollar amounts represent the estimated maximum amount of cash severance payable by the Company to Mr. Scapa, Mr. Brown, Ms. Buckner, Mr. Srikanth, and Mr. Dias pursuant to each of their Severance Agreements. The dollar amounts include (i) for Mr. Scapa, $860,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $610,000, (ii) for Mr. Brown, $217,500 for continued payment of six months’ base salary, plus a pro-rata bonus of $255,000, (iii) for Mr. Srikanth, $340,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $160,000, (iv) for Ms. Buckner, $250,000 for continued payment of twelve month’s base salary, plus a pro-rata bonus of $200,000 and (v) for Mr. Dias, $215,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $215,000. Each pro-rata bonus is calculated based on the executive’s target annual bonus for 2023. In each case, salary continuation payments would be paid in equal installments during the severance period, and the pro-rata bonus would be payable in a cash lump sum within thirty days following the effectiveness of a release of claims. For more information, see “Post-Employment Compensation”.

(2)

The dollar amounts represent the estimated maximum amount of cash severance payable by the Company to Mr. Scapa, Mr. Brown, Ms. Buckner, Mr. Srikanth, and Mr. Dias pursuant to each of their Severance Agreements. The dollar amounts include (i) for Mr. Scapa, $860,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $610,000, (ii) for Mr. Brown, $435,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $255,000, (iii) for Mr. Srikanth, $340,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $160,000, (iv) for Ms. Buckner, $250,000 for continued payment of twelve months’ base salary, plus a pro-rata bonus of $200,000, and (v) for Mr. Dias, $215,000 for continued payment of twelve month’s base salary, plus a pro-rata bonus of $215,000. Under each of their Severance Agreements, each pro-rata bonus is calculated based on the greater of (a) the executive’s annual bonus for 2023 (assuming maximum achievement of any individual and corporate performance goals), and (b) the executive’s target annual bonus for 2022, if applicable. However, there was no maximum amount payable with respect to annual bonuses for 2023. As a result, the dollar amounts represent the greater of (a) the executive’s actual annual bonus for 2023, and (b) the executive’s target annual bonus for 2022. For more information on 2023 annual bonuses, see “2023 Executive Bonus Decisions”. In each case, salary continuation payments would be paid in equal installments during the severance period, and the pro-rata bonus would be payable in a cash lump sum within thirty days following the effectiveness of a release of claims. For more information, see “Post-Employment Compensation”.

(3)

Reflects the value of accelerated vesting of RSUs and stock options granted under the 2017 Plan based upon the closing price of our Class A common stock of $84.15 on December 29, 2023, the last trading day of fiscal 2023, less any applicable exercise price in the case of stock options. As of December 31, 2023, Mr. Scapa held 72,542 unvested RSUs and 204,000 unvested stock options under the 2017 Plan, Mr. Brown held 42,000 unvested RSUs and 82,125 unvested stock options under the 2017 Plan, Ms. Buckner held 7,779 unvested RSUs and 44,373 unvested stock options under the 2017 Plan, Mr. Srikanth held 9,489 unvested RSUs and 48,728 unvested stock options under the 2017 Plan, and Mr. Dias held 8,981 unvested RSUs and 48,046 unvested stock options under the 2017 Plan. Change in control is defined in our 2017 Plan.

(4)	Includes the value reflected in column B.
(5)

The dollar amounts represent the approximate cost to the Company of reimbursement of medical benefits, assuming such medical benefits are continued for twelve months for Mr. Scapa, twelve months for Mr. Brown, twelve months for Ms. Buckner, twelve months for Mr. Srikanth, and twelve months for Mr. Dias. Such reimbursements are payable monthly, subject to the executive providing proof of payment. For more information, see “Post-Employment Compensation”.

(6)

The dollar amounts represent the approximate cost to the Company of reimbursement of medical benefits to Mr. Scapa, Mr. Brown, Ms. Buckner, Mr. Srikanth, and Mr. Dias, assuming such medical benefits are reimbursed for twelve months (the maximum period under the Severance Agreement). Such reimbursements are payable monthly, subject to the executive providing proof of payment. For more information, see “Post-Employment Compensation”.

Grants of Plan-Based Awards in Fiscal Year 2023

The following table provides information regarding plan-based awards granted to our Named Executive Officers during 2023.

Name	Grant Date of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other stock Awards: Number of shares of Stock or Units(2) (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
James R. Scapa	3/2/2023	—	610,000	—	38,000	(4)	—		—	2,477,220
	3/2/2023	—	—	—	—		114,000	(4)	65.19	3,185,160
Matthew Brown	3/2/2023	—	255,000	—	8,250	(4)	—		—	537,818
	3/2/2023	—	—	—	—		20,625	(4)	65.19	576,263
	12/20/2023	—	—	—	10,000	(5)	—		—	742,300
Mahalingam Srikanth	3/2/2023	—	160,000	—	5,938	(4)	—		—	387,098
	3/2/2023	—	—	—	—		14,845	(4)	65.19	414,769
Stephanie Buckner	3/2/2023	—	200,000	—	5,000	(4)	—		—	325,950
	3/2/2023	—	—	—	—		12,500	(4)	65.19	349,250
Nelson Dias	3/2/2023	—	215,000	—	5,000	(4)	—		—	325,950
	3/2/2023	—	—	—	—		12,500	(4)	65.19	349,250

(1)

The amounts shown represent the target amount of potential cash bonus awards provided for under the Executive Bonus Program. The target amounts are pre-established as a fixed dollar amount. The target amounts are determined by the Compensation Committee; the Committee does not provide for a threshold amount or a limit on the maximum amount payable. Non-Equity Incentive Plan Awards made in 2023 related to 2022 performance, were earned in 2022 and thus are reflected in the Summary Compensation Table as 2022 compensation.

(2)	Represents restricted stock units granted under our 2017 Equity Incentive Plan.
(3)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the Named Executive Officer computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in determining the grant date fair value of our equity awards, see Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023, to which reference is hereby made.

(4)

These awards vest in equal installments over four years of service, with the first installment having vested on March 2, 2024. For information regarding the vesting acceleration provisions applicable to our Named Executive Officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” above.

(5)

This award vests in equal installments over four years of service, with the first installment vesting on December 20, 2024. For information regarding the vesting acceleration provisions applicable to our Named Executive Officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

			Option Awards				Stock awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
James R. Scapa	6/9/2017	(2)	10,695	—	5.18	6/9/2027	—	—
	3/22/2019	(3)	15,000	—	38.11	3/22/2029	—	—
	3/11/2020	(4)	30,000	10,000	30.15	3/11/2030	4,000	336,600
	3/15/2021	(5)	20,000	20,000	61.93	3/15/2031	10,000	841,500
	3/22/2022	(6)	20,000	60,000	64.54	3/22/2032	17,250	1,451,588
	5/11/2022	(7)	—	—	—	—	3,292	277,022
	3/2/2023	(11)	—	114,000	65.19	3/2/2033	38,000	3,197,700
Matthew Brown	1/4/2021	(8)	22,500	22,500	57.70	1/4/2031	12,500	1,051,875
	2/15/2022	(9)	3,0000	9,000	61.79	2/15/2032	3,000	252,450
	3/19/2022	(17)	2,000	6,000	64.15	3/19/2032	8,250	694,238
	12/15/2022	(10)	—	24,000	45.91	12/15/2032	—	—
	3/2/2023	(11)	—	20,625	65.19	3/2/2033	8,250	694,238
Mahalingam Srikanth	12/15/2014	(14)	6,000	—	3.79	12/15/2024	—	—
	12/17/2015	(15)	7,136	—	3.84	12/17/20215	—	—
	5/17/2016	(16)	3,804	—	3.64	5/17/2026	—	—
	6/9/2017	(2)	35,168	—	5.18	6/9/2027	—	—
	3/11/2020	(4)	1,104	368	30.15	3/11/2030	368	30,967
	6/2/2020	(12)	22,500	—	39.82	6/2/2030	—	—
	12/2/2020	(13)	22,500	—	52.03	12/2/2030	—	—
	3/15/2021	(5)	3,140	3,140	61.93	3/15/2031	1,046	88,021
	2/15/2022	(9)	2,125	6,375	61.79	2/15/2032	2,137	179,829
	12/15/2022	(10)	—	24,000	45.91	12/15/2024	—	—
	3/2/2023	(11)	—	14,845	65.19	3/2/2033	5,938	499,683
Stephanie Buckner	6/9/2017	(2)	300	—	5.18	6/9/2027	—	—
	3/11/2020	(4)	702	233	30.15	3/11/2030	233	19,607
	6/2/2020	(12)	22,500	—	39.82	6/9/2030
	12/2/2020	(13)	22,500	—	52.03	12/2/2030	—	—
	3/15/2021	(5)	3,140	3,140	61.93	3/15/2031	1,046	88,021
	2/15/2022	(9)	1,500	4,500	61.79	2/15/2033	1,500	126,225
	12/15/2022	(10)	—	24,000	45.91	12/15/2034
	3/2/2023	(11)	—	12,500	65.19	3/2/2033	5,000	420,750
Nelson Dias	3/16/2020	(18)	—	294	29.22	3/16/2030	884	24,740
	6/2/2020	(12)	22,500	—	39.82	6/20/2030	—	—
	12/2/2020	(13)	22,500	—	52.03	12/2/2030	—	—
	3/15/2021	(5)	2,722	2,721	61.93	3/15/2031	837	70,434
	2/15/2022	(9)	2,844	8,531	61.79	2/15/2032	2,850	239,828
	12/15/2022	(10)	—	24,000	45.91	12/15/2032	—	—
	3/2/2023	(11)	—	12,500	65.19	3/2/2033	5,000	420,750

(1)

Represents the product of (i) $84.15 (which was the closing price of the Class A Common Stock on December 29, 2023, the last trading day of fiscal 2023) and (ii) the number of shares of Class A Common Stock underlying the RSUs.

(2)	All of the Class A shares subject to the option were fully vested as of June 9, 2021.
(3)	All of the Class A shares subject to the option and all of the RSUs were fully vested as of March 22, 2023.
(4)	All of the Class A shares subject to the option and all of the RSUs were fully vested as of March 11, 2024.
(5)

As initially granted, one-fourth of the RSUs and stock options vested on March 15, 2022, March 15, 2023, and March 15, 2024 and one-fourth of the RSUs and stock options will vest on March 15, 2025, subject to continued employment with us.

(6)

As initially granted, one-fourth of the RSUs and stock options vested on March 22, 2023 and March 22, 2024, and one-fourth of the RSUs and stock options will vest on each of the next two anniversaries of March 22nd, in each case, subject to continued employment with us.

(7)

As initially granted, one-fourth of the RSUs vested on May 11, 2023, and one-fourth of the RSUs will vest on each of the next three anniversaries of May 11th, in each case, subject to continued employment with us.

(8)

As initially granted, one-fourth of the RSUs and stock options vested on January 4, 2022, January 4, 2023, and January 4, 2024 and one-fourth of the RSUs and stock options will vest on January 4, 2025, subject to continued employment with us.

(9)

As initially granted, one-fourth of the RSUs and stock options vested on February 15, 2023 and February 15, 2024 and one-fourth of the RSUs and stock options will vest on each of the next two anniversaries of February 15th, in each case, subject to continued employment with us.

(10)

As initially granted, one-half of the Class A shares subject to the option will vest on December 15, 2024 and one-half of the Class A shares subject to the option will vest on December 15, 2025, subject to continued employment with us.

(11)

As initially granted, one-fourth of the RSUs and stock options vested on March 2, 2024, and one-fourth of the RSUs and stock options will vest on each of the next three anniversaries of March 2nd, in each case, subject to continued employment with us.

(12)	All of the Class A shares subject to the option were fully vested as of June 2, 2023.
(13)	All of the Class A shares subject to the option were fully vested as of December 2, 2023.
(14)	All of the Class A shares subject to the option were fully vested as of December 15, 2018.
(15)	All of the Class A shares subject to the option were fully vested as of December 17, 2019.
(16)	All of the Class A shares subject to the option were fully vested as of May 17, 2020.
(17)

As initially granted, one-fourth of the RSUs and stock options vested on February 15, 2023 and February 15, 2024 and one-fourth of the RSUs and stock options will vest on each of the next two anniversaries of February 15th, in each case, subject to continued employment with us.

(18)	All of Class A shares subject to the option and all of the RSUs were fully vested as of March 16, 2024.

See under the above heading “Potential Payments Upon Termination or Change in Control “ for a description of vesting acceleration applicable to stock options and RSUs held by our Named Executive Officers.

Option Exercises and Stock Vested For Fiscal Year 2023

The following table sets forth for each of our Named Executive Officers the number of shares acquired on the exercise of stock options and the number of shares acquired on the vesting of stock awards in fiscal year 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Scapa	—	—	20,848	1,385,274
Matthew Brown	—	—	10,000	640,600
Mahalingam Srikanth	—	—	2,265	148,297
Stephanie Buckner	—	—	1,696	111,296
Nelson Dias	7,516	472,170	2,291	151,030

(1)	Value realized on exercise of options is based on the closing price of our Class A common stock on the date of exercise minus the exercise price.

Pension Benefits

We do not offer any defined benefit pension plans for our employees.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation arrangements for our employees.

Equity Compensation Plans

We have granted outstanding equity awards under the Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan (the “2001 NQSO Plan”), the Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan (the “2001 ISO and NQSO Plan”), the Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan (the “2012 Plan”) and the Altair Engineering Inc. 2017 Equity Incentive Plan (the “2017 Plan”). On a going forward basis, we expect to grant, and since adopting the 2017 Plan, have only granted, awards to eligible participants under the 2017 Plan. Employees may also purchase Class A Common Stock at a discount from fair market value, pursuant to the Altair Engineering Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), subject to the terms of the ESPP.

401(k) Plan

We maintain a tax-qualified retirement plan, or our 401(k) Plan, that provides eligible employees in the United States with an opportunity to save for retirement on a tax-advantaged basis. In 2022, we added the Roth 401(k) feature to the plan. The Roth feature allows our employees to invest post-tax dollars and in retirement, access their money tax free. Under the terms of our 401(k) Plan, participants are able to defer up to 80% of their eligible compensation subject to applicable annual Internal Revenue Service limits. Participants are immediately and fully vested in their own contributions. Our 401(k) Plan permits us to make discretionary matching contributions and discretionary profit-sharing contributions to eligible participants, subject to five-year graded vesting: twenty percent (20%) vests after one year, forty percent (40%) after two years, sixty percent (60%) after three years, eighty percent (80%) after four years and 100% after five years. Our 401(k) Plan has an automatic enrollment feature for all employees hired on or after April 1, 2014, automatically withholding elective deferrals equal to 4% of eligible compensation, unless the participant affirmatively changes the deferral amount.

Pay Ratio Disclosure

As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of James R. Scapa, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2023, our last completed fiscal year:

•

the median of the annual total compensation of all of our company’s employees (based on the annual total compensation of the previously determined median employee), other than our CEO, was $84,409; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,288,993.

Based on this information, for 2023, the ratio of the annual total compensation of Mr. Scapa, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 86.4 to 1.

For purposes of calculating the above-referenced 2023 pay ratio, we used the same median employee that was identified in 2022, as we determined that there have been no changes in our employee population or employee compensation arrangements in 2023 that we believe would result in a significant change to our pay ratio. Excluded from our calculations are approximately 6 employees who became Altair employees in fiscal year 2023 due to the business acquisition of Vanderplaats Research & Development, Inc. In 2022, to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, we took the following steps:

1. We determined that as of December 31, 2022, our employee population consisted of approximately 3,364 employees, approximately 31% of which were located in the U.S. Our employee population consisted of our full-time, part-time, contract and temporary employees.

2. To identify the “median employee” from our employee population, we compared the on-target compensation, substantially comparable to the W-2 Box 5 earnings, of all of our 1,032 United States employees and comparable earnings of our employees employed outside of the United States.

3. We identified our median employee using the above-mentioned earnings as our compensation measure, which was consistently applied to all our employees. In making our determination, we annualized the compensation of approximately 551 full-time and part-time employees who were hired by us during 2022 but did not work for us for the entire year.

We have combined all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of 84,409. With respect to the annual total compensation of our CEO, we used the amount reported in the 2023 “Total” column of the Summary Compensation Table included in this proxy statement.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, below is disclosure regarding executive compensation for our principal executive officer (“PEO,” also known as our CEO), and other NEOs and company financial performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. Pursuant to SEC rules, the information in this “
Pay Versus Performance”
disclosure section shall not be deemed to be incorporated by reference into any Altair filing under the Securities Act or Exchange Act, unless expressly incorporated by specific reference in such filing.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Fiscal year ended December 31,	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)	Value of Initial Fixed $100 Investment Based on Peer Group Total Shareholder Return (3) ($)	Net (Loss) ($)	Adjusted EBITDA, which we refer to as our “Company Selected Measure” (4) ($)
2023	7,318,992	14,509,633	1,522,962	3,523,770	146.23	147.39	(8,926,000)	129,138,000
2022	5,142,001	812,029	1,614,787	537,489	126.57	132.79	(43,429,000)	108,600,000
2021	3,758,011	6,003,210	1,154,249	1,675,743	215.26	206.76	(8,794,000)	85,253,000
2020	2,020,188	5,085,599	1,169,176	1,671,131	162.00	149.98	(10,500,000)	57,288,000

(1)
As reflected elsewhere herein, our
Non-PEO
NEOs for 2023 were Matthew Brown, Stephanie Buckner, Mahalingam Srikanth and Nelson Dias. Our
Non-PEO
NEOs for 2022 were Matthew Brown, Gilma Saravia, Mahalingam Srikanth and Ravi Kunju. Our
Non-PEO
NEOs for 2021 were Matthew Brown, Howard Morof (our former Chief Financial Officer who ceased to be employed on March 6, 2021), Gilma Saravia, Brett Chouinard and Uwe Schramm. Our
Non-PEO
NEOs for 2020 were Howard Morof, Gilma Saravia, Amy Messano and Uwe Schramm.

(2)
For each Covered Year, the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

PEO	2023	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	7,318,992	5,142,001	3,758,011	2,020,188
- SCT “Stock Awards” column value	(2,477,220)	(1,704,403)	(1,238,600)	(482,400)
- SCT “Option Awards” column value	(3,185,160)	(2,007,665)	(895,496)	(409,155)
+ year-end fair value of equity awards granted in the Covered Year that are outstanding and unvested as of the Covered Year-end	8,141,448	2,242,918	2,898,155	2,245,183
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	3,905,172	(2,255,672)	1,213,180	1,489,083
+ vesting date fair value of equity awards granted and vested in the Covered Year end	—	—	—	—
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the Covered Year	806,401	(605,150)	267,960	222,700
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the Covered Year	—	—	—	—
Compensation Actually Paid to PEO (column (c))	14,509,633	812,029	6,003,210	5,085,599

Average of Non-PEO NEOs	2023	2022	2021	2020
Summary Compensation Table Total for Non-PEO NEOs (column (d))	1,522,962	1,614,787	1,154,249	1,169,176
- SCT “Stock Awards” column value	(579,779)	(400,257)	(413,346)	(127,704)
- SCT “Option Awards” column value	(422,383)	(747,431)	(313,961)	(650,448)
+ year-end fair value of equity awards granted in the Covered Year that are outstanding and unvested as of the Covered Year-end	1,374,819	936,576	1,103,103	1,111,867
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	1,470,994	(767,594)	529,204	145,957
+ vesting date fair value of equity awards granted and vested in the Covered Year end	—	—	204,058	—
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the Covered Year	157,157	(98,592)	44,225	22,283
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the Covered Year	—	—	(631,789)	—
Compensation Actually Paid to Non-PEO NEOs (column (e))	3,523,770	537,489	1,675,743	1,671,131

(3)
The Peer Group TSR set forth in this table utilizes the Nasdaq Computer Index (assuming reinvestment of all dividends), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K,
included in our Annual Report on Form
10-K
for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2018, through the end of the listed year in our company and in the Nasdaq Computer Index and assumes reinvestment of all dividends. Historical stock performance is not indicative of future stock performance.

(4)
We have identified Adjusted EBITDA as our Company Selected Measure. Adjusted EBITDA is a
Non-GAAP
financial measure. For our company, Adjusted EBITDA represents net income adjusted for income tax expense, interest expense, interest income and other, depreciation and amortization, stock-based compensation expense, restructuring charges, asset impairment charges and other special items identified by management. A reconciliation of our 2023 Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure, is presented in Appendix A to this proxy statement. Identifying a Company Selected Measure is a matter of opinion. Other companies, including our peer companies, may utilize different measures as a basis for compensation or may utilize similar measures that are calculated in a manner that is different from the manner in which we calculate that measure. We may change the Company Selected Measure from year to year, depending upon a number of factors relating to our business.

Pay Versus Performance Relationships Descriptions
The following graphical comparisons provide descriptions of the relationships between certain figures included in the pay versus performance table for each of the Covered Years, including: (a) a comparison between our cumulative total stockholder return (“TSR”) and the cumulative total stockholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs
and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the pay versus performance table.

Relationship between Pay and TSR

Relationship between Pay and Adjusted EBITDA

Relationship between Pay and Net Loss

Tabular List
The following table sets forth the sole financial performance measure we used to determine the compensation paid to our PEO and other NEOs for fiscal 2023.

Adjusted EBITDA

DIRECTOR COMPENSATION

Director Compensation Table 2023

Non-executive directors are entitled to receive fees for their services as directors. Non-executive directors are also eligible for equity awards under our 2017 Plan. We reimburse our non-executive directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings. The table below shows the total compensation paid to or earned by each of our non-executive directors during fiscal 2023 for service on our board of directors and on committees of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Dr. Mary Boyce	70,000	200,002	—	—	270,002
Stephen Earhart	70,000	200,002	—	—	270,002
Trace Harris	70,000	200,002	—	—	270,002
Jim F. Anderson	70,000	200,002	—	—	270,002
Shekar Ayyar	70,000	200,002	—	—	270,002
Sandra Carter	70,000	200,002	—	—	270,002

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the non-employee directors in 2023, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in determining the grant date fair value of our equity awards, see Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023, to which reference is hereby made.

(2)

As of December 31, 2023, Mr. Earhart, Ms. Harris, and Dr. Boyce each held unvested restricted stock unit awards for 2,974 shares of our Class A common stock, Mr. Anderson held unvested restricted stock unit awards for 3,969 shares of our Class A common stock, Mr. Ayyar held unvested restricted stock unit awards for 4,002 shares of our Class A common stock and Ms. Carter held unvested restricted stock unit awards for 3,883 shares of our Class A common stock.

(3)	As of December 31, 2023, Ms. Harris held unexercised options to purchase 21,600 shares of our Class A common stock.

For 2024, non-executive directors will continue to be compensated in accordance with the Company’s current non-executive director fee compensation scheme which entitles such non-executive directors to receive $40,000 for general board of director service, annual restricted stock unit grants (to be granted at the time of the Annual Meeting) in an amount equal to $200,000, $20,000 for service as the chair of any of our four standing Board committees – Audit, Compensation, Nominating and Corporate Governance, and Technology – and $10,000 for service as a non-chair member of any of our four standing Board committees.

REPORT OF THE AUDIT COMMITTEE

The undersigned members of the Audit Committee of the Board of Directors of Altair Engineering Inc. (the “Company”) submit this report in connection with the committee’s review of the financial reports of the Company for the fiscal year ended December 31, 2023 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2023.

2.

The Audit Committee has discussed with representatives of Ernst & Young LLP, the Company’s independent public accounting firm, the matters which are required to be discussed with them under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.

The Audit Committee has discussed with representatives of Ernst & Young LLP, the Company’s independent public accounting firm, the auditors’ independence from management and the Company has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Audit Committee,

Stephen Earhart, Chair

Trace Harris

Shekar Ayyar

Sandra Carter

*

The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 13, 2024 (the “Beneficial Ownership Date”) with respect to the beneficial ownership of Class A common stock and Class B common stock of Altair by the following: (i) each of Altair’s current directors; (ii) each of Altair’s Named Executive Officers; (iii) all of Altair’s current executive officers and directors as a group; and (iv) each other person known by Altair to own beneficially more than five percent (5%) of the outstanding shares of the Company’s Class A common stock or Class B common stock.

The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date (“Presently Exercisable Options”), if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

The table reflects 56,935,384 shares of Class A and 26,094,574 shares of Class B common stock outstanding as of the Beneficial Ownership Date plus any shares issuable upon exercise of Presently Exercisable Options held by such person or entity.

Except as otherwise noted below, the address for persons listed in the table is c/o Altair Engineering Inc. at 1820 E Big Beaver Rd, Troy MI 48083.

	Class A Common Stock(1)		Class B Common Stock		Percent of Total Voting Power +
Name of Beneficial Owner	Shares	%	Shares	%	%
5% Stockholders:
George J. Christ(2)	974,950	1.71	9,125,782	34.97	29.01
Matrix Capital Management Company LP(3)	12,233,174	21.49	—	—	3.85
The Vanguard Group, Inc.(4)	5,761,445	10.12	—	—	1.81
BlackRock, Inc.(5)	4,588,507	8.06	—	—	1.44
Pictet Asset Management S.A.(6)	2,900,970	5.10	—	—	*

Named Executive Officers and Directors
James R. Scapa(7)	216,788	*	16,968,792	65.03	53.42
Jim Anderson(8)	11,887	*	—	—	*
Shekar Ayyar(9)	7,937	*	—	—	*
Dr. Mary Boyce(10)	28,895	*	—	—	*
Sandra Carter(11)	10,133	*	—	—	*
Steve Earhart(12)	62,895	*	—	—	*
Trace Harris(13)	39,875	*	—	—	*
Matthew Brown(14)	66,829	*	—	—	*
Stephanie Buckner(15)	85,879	*	—	—	*
Mahalingam Srikanth(16)	135,311	*	—	—	*
Nelson Dias(17)	85,469	*	—	—	*
All executive officers and directors as a group (17 individuals)(18)	1,094,079	1.90	16,968,792	65.03	53.82

(*)	Represents beneficial ownership of less than 1%.

(+)	Voting power represents combined voting power of Class A common stock (one vote per share) and Class B common stock (10 votes per share) owned beneficially as of the Beneficial Ownership Date.
(1)

The number of shares of Class A common stock and percentages contained under this heading do not account for the conversion right with regard to Class B common stock. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock and is automatically converted into one share of Class A common stock upon the occurrence of certain events.

(2)

Consists of (i) 300,000 shares of Class A common stock held of record by George J. Christ and Deborah M. Christ, as trustees of the Christ Revocable Trust dated May 8, 2015, (ii) 4,781,778 shares of Class B common stock held of record by George J. Christ and Deborah M. Christ, as trustees of the Christ Revocable Trust dated May 8, 2015, (iii) 300,000 shares of Class A common stock held of record by GC Investments, LLC, (iv) 4,344,004 shares of Class B common stock held of record by GC Investments, LLC. Mr. Christ is the manager of GC Investments, LLC. Also consists of (i) 187,475 shares of Class A common stock held of record by George J. Christ and Deborah M. Christ, as trustees of The Dana Christ Irrevocable Trust Dated May 8, 2015 and (ii) 187,475 shares of Class A Common stock held of record by George J. Christ and Deborah M. Christ, as trustees of The Lauren Christ Irrevocable Trust Dated May 8, 2015.

(3)

The address of the stockholder is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451. Matrix Capital Management Company LP (“Matrix Capital Management”) is the investment advisor to Matrix Capital Management Master Fund, LP (the “Matrix Fund”). Mr. David E. Goel serves as the Managing General Partner of Matrix Capital Management. Based on a Schedule 13G/A filed with the SEC on February 13, 2024, the filing persons have shared power to vote or to direct the vote of 12,233,174 shares and the shared power to dispose of or to direct the disposition of 12,233,174 shares.

(4)

The address of the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G/A filed with the SEC on February 13, 2024, the filing person has the sole power to vote or direct the vote and the shared power to vote or direct the vote of 101,355 shares (as a result of its subsidiary’s serving as an investment manager of collective trust accounts) and the sole power to dispose of or to direct the disposition of and the shared power to dispose of or direct the disposition of 5,761,445 shares.

(5)

The address of the stockholder is 55 East 52nd Street, New York, New York 10055. Based on a Schedule 13G/A filed with the SEC on January 25, 2024, the filing person has the sole power to vote or to direct the vote of 4,524,684 shares and the sole power to dispose of or to direct the disposition of 4,588,507 shares.

(6)

The address of the stockholder is 60 Route des Acacias, 1211 Geneva 73, Switzerland. Based on a Schedule 13G filed with the SEC on January 24, 2024, the filing person has the sole power to vote or to direct the vote of 2,900,970 shares and the sole power to dispose of or to direct the disposition of 2,900,970 shares.

(7)

With respect to the Class A common stock includes (i) 164,195 shares subject to options to purchase shares of our Class A common stock within 60 days of the Beneficial Ownership Date, of which 134,195 shares are vested as of such date and (ii) 11,869 shares of Class A common stock subject to a restricted stock unit award, which includes 21 shares of Class A common stock beneficially owned by Mr. Scapa’s wife, each of which vest within 60 days of the Beneficial Ownership Date. With respect to the Class A common stock excludes (i) 135,500 shares subject to options to purchase shares of our Class A common stock and (ii) 47,214 shares of Class A common stock subject to restricted stock unit awards, which includes 20 shares of Class A common stock beneficially owned by Mr. Scapa’s wife, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date. With respect to the Class B Common Stock, consists of (i) 10,291,610 shares of Class B common stock held of record by Mr. Scapa as trustee of the James R. Scapa Declaration of Trust dated March 5, 1987, and (ii) 6,677,182 shares of Class B common stock held of record by JRS Investments, LLC. Mr. Scapa is the manager of JRS Investments, LLC and has voting and investment power over the securities held by JRS Investments, LLC.

(8)

Includes 2,974 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date. Excludes 995 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(9)

Includes 2,974 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date. Excludes 1,028 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(10)	Includes 2,974 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date.
(11)

Includes 2,974 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date. Excludes 909 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(12)	Includes 2,974 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date.
(13)	Includes 2,974 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date.
(14)

Includes 48,907 shares subject to options to purchase shares of our Class A common stock within 60 days of the Beneficial Ownership Date, all of which are vested as of such date. Excludes (i) 60,718 shares subject to options to purchase shares of our Class A common stock and (ii) 29,937 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(15)

Includes (i) 57,070 shares subject to options to purchase shares of our Class A common stock within 60 days of the Beneficial Ownership Date, of which 55,500 shares are vested as of such date, (ii) 14,873 shares subject to options to purchase shares of our Class A common stock beneficially owned by Ms. Buckner’s husband within 60 days of the Beneficial Ownership Date, of which 14,509 shares are vested as of such date, and (iii) 718 shares of Class A common stock subject to restricted stock unit awards, which includes 195 shares beneficially owned by Ms. Buckner’s husband, each of which vest within 60 days of the Beneficial Ownership Date. Excludes (i) 50,150 shares subject to options to purchase shares of our Class A common stock, which includes 12,205 shares owned by Ms. Buckner’s husband, and (ii) 6,746 shares of Class A common stock subject to restricted stock unit awards, which includes 1,473 shares owned by Ms. Buckner’s husband, all of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(16)

Includes (i) 111,252 shares subject to options to purchase shares of our Class A common stock within 60 days of the Beneficial Ownership Date, of which 109,682 shares are vested as of such date and (ii) 523 shares of Class A common stock subject to restricted stock unit awards that vest within 60 days of the beneficial Ownership Date. Excludes (i) 40,953 shares subject to options to purchase shares of our Class A common stock and (ii) 6,400 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(17)

Includes (i) 58,190 shares subject to options to purchase shares of our Class A common stock within 60 days of the Beneficial Ownership Date, of which 56,535 shares are vested as of such date and (ii) 523 shares of Class A Common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date. Excludes (i) 40,422 shares subject to options to purchase shares of our Class A common stock and (ii) 6,068 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(18)

Includes (i) 324,122 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 16,968,792 shares of Class B common stock beneficially owned by our executive officers and directors, (iii)735,722 shares subject to options to purchase shares of our Class A common stock within 60 days of the Beneficial Ownership Date, of which 693,782 are vested as of the Beneficial Ownership Date, and (iv) 34,235 shares of Class A common stock subject to restricted stock unit awards that vests within 60 days of the Beneficial Ownership Date. Excludes (i) 536,969 shares subject to options to purchase shares of our Class A common stock, and (ii) 123,745 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information with respect to our compensation plans under which the issuance of Altair Engineering Inc. securities were authorized as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)(2)(3)
Equity compensation plans approved by security holders(1)	9,954,334	$40.45	7,797,657
Equity compensation plans not approved by security holders	—	—	—

Total	9,954,334	$40.45	7,797,657

(1)	The amounts shown in this row include securities under the Altair Engineering Inc. 2001 NQSO Plan, the 2001 ISO Plan, the NQSO Plan, the 2012 Plan, the 2017 Plan and the ESPP.
(2)

A total of 2,832,220 shares of our Class A common stock may be purchased under the ESPP. A total of 64,309 shares of our Class A common stock were purchased under the ESPP in the fifth purchase period that ended in January 2024, leaving 2,767,911 shares of our Class A common stock available for purchase under the ESPP.

(3)

In accordance with the “evergreen” provision in our 2017 Plan, an additional 2,461,590 shares of our Class A common stock were automatically made available for issuance on the first day of 2024, which represents 3% of the number of shares of both our Class A common stock and Class B common stock outstanding on December 31, 2023; these shares are excluded from this calculation.

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements for our Named Executive Officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2023, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our Named Executive Officers and directors are described in the section entitled “Executive Compensation.”

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement, or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were, or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had, or will have a direct or indirect material interest. Under our related party transaction policy, our management will be required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available. No member of the audit committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Other Transactions

We employ certain members of the family of our CEO James Scapa, including three family members whose aggregate compensation for the year ended December 31, 2023 exceeded $120,000: Stephanie Buckner (Mr. Scapa’s daughter), our Chief Operating Officer and one of our Named Executive Officers, received a base salary of $250,000 in 2023, a bonus of $200,000 for 2023 and received grants of 5,000 restricted stock unit awards and 12,500 options to purchase shares of our Class A common stock in 2023; Thomas Leemhuis (Mr. Scapa’s son-in-law), a Regional Manager, received a base salary of $150,000 in 2023, a commission of $60,684 in 2023, a car allowance of $6,000 for 2023 and received a grant of 456 restricted stock unit awards and 1,368 options to purchase shares of our Class A common stock in 2023; and Christian Buckner (Mr. Scapa’s son-in-law and the husband of Stephanie Buckner), a Director of Product Management, received a base salary of $235,000 in 2023, a bonus of $6,267 for 2023, and received grants of 593 restricted stock unit awards and 1,780 options to purchase shares of our Class A common stock in 2023. In addition, we have entered into a severance agreement with Stephanie Buckner comparable to the severance agreements entered into with other executive officers; see “Post Employment Compensation” above. The Audit Committee has reviewed the retention of each member of Mr. Scapa’s family who is employed by the Company and has determined that in each such case, the retention of such family member is in the Company’s best interests and that her or his compensation is appropriate. Any increases in such compensation and/or material changes in the terms of such employment will be subject to Audit Committee approval.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, and written representations that no other reports were required during the fiscal year ended December 31, 2023, all reports required to be filed under Section 16(a) during 2023 were filed on a timely basis, except as follows: On one occasion in March 2023, Mr. Scapa failed to file a Form 4 reporting the acquisition of a restricted stock unit award and option to purchase shares of our Class A Common Stock (covering a total of 152,000 shares of Class A common stock). On one occasion in March 2023, Mahalingam Srikanth failed to file a Form 4 reporting sell to cover transactions (with respect to a total of 232 shares of Class A common stock) involving his ownership of vested restricted stock unit awards. Promptly after learning of the failure to file timely reports, reports on Form 4 were filed.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with applicable federal securities laws, we are asking stockholders to vote, on an advisory basis, on the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

The Board and the Compensation Committee believe that our company’s compensation policies and practices are effective in achieving our goals of motivating and retaining our executives by motivating and rewarding excellence in individual and Company performance and aligning our executives’ interests with those of our stockholders.

Proposal 2 is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of this vote when evaluating our executive compensation program.

Proposal 2 is as follows:

“Resolved, that the compensation of the Named Executive Officers of Altair Engineering Inc., as described in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures, is hereby approved.”

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm to audit the financial statements of Altair for the fiscal year ending December 31, 2024, and has further directed that management submit their selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as a public registered accounting firm.

Principal Accountant Fees and Services

The following table summarizes the fees paid for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2023	2022
	(In Thousands)
Audit Fees	$2,222	$3,327
Audit-Related Fees	—	$39
Tax Fees	$518	$561
All Other Fees	—	—

Total Fees	$2,740	$3,927

Audit Fees

Audit fees represent fees, including out of pocket expenses, for professional services provided in connection with the audits of our consolidated financial statements and internal control over financial reporting, the review of our quarterly financial statements, accounting consultations or advice on accounting matters necessary for the rendering of an opinion on our financial statements, services provided in connection with the offerings of our securities and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including financial due diligence related to business acquisitions.

Tax Fees

Tax fees represent fees billed for tax compliance, consultation, tax due diligence related to business acquisitions and other tax planning services.

Pre-Approval Policy and Procedures

The Audit Committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting. The Audit Committee has established a policy regarding pre-approval of all audit services, and the terms thereof, and non-audit services to be provided by the independent auditor. This policy requires that, prior to the provision of services by the independent auditor, the Audit Committee will be presented, for consideration, with a description of the types of Audit-Related, Tax, and All Other Services expected to be performed by the auditor during the fiscal year, with aggregate fee amounts reported for each category and type of services. However, the pre-approval requirement may be waived with respect to the provision of non-audit services for us if the “de minimis exception” provisions of Section 10A(i)(1)(B) of the

Securities Exchange Act of 1934 are satisfied. All services provided by the auditor are actively monitored by the Audit Committee in order to maintain the appropriate objectivity and independence in the auditor’s core work, which is the audit of the Company’s annual consolidated financial statements and internal control over financial reporting.

The Audit Committee has considered whether the provision of non-audit services as described above is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services for fiscal years 2022 and 2023 were compatible and were permissible under applicable independence rules. All such services were pre-approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act and in accordance with the pre-approval policy and procedures described above.

Review of Financial Statements

The Audit Committee is responsible for reviewing and discussing the audited financial statements with management, discussing with the independent registered public accountants the matters required by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”), receiving written disclosures from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, discussing with the independent registered public accountants their independence, and recommending to the Board that the audited financial statements be included in our annual report on Form 10-K.

Attendance at Annual Meeting

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” Proposal 3.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2025 Annual Meeting

Any stockholder proposals submitted, in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in Altair’s proxy statement and form of proxy for our 2025 Annual Meeting of Stockholders, must be received by the Company no later than December 27, 2024 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary.

Our by-laws state that a stockholder must provide timely written notice of a proposal to be brought before the meeting and supporting documentation as well as be present at such meeting, either in person or by a representative. For our 2025 Annual Meeting of Stockholders, a stockholder’s notice shall be timely received by Altair at our principal executive office if received no later than February 19, 2025 and no earlier than January 20, 2025, provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the anniversary date of the immediately preceding Annual Meeting of Stockholders (the “Anniversary Date”) or more than 60 days after the Anniversary Date, a stockholder’s notice shall be timely if received by Altair at our principal executive office not later than the close of business on the later of (i) the 90th day prior to the scheduled date of such Annual Meeting; and (ii) the 10th day following the day on which such public announcement of the date of such Annual Meeting is first made by Altair. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such proposal shall be mailed to: Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary.

Further, if you intend to nominate a director and solicit proxies in support of such director nominee(s) at the 2025 Annual Meeting of Stockholders, you must also provide the notice and additional information required by Rule 14a-19 to: Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary, no later than March 17, 2025. This deadline under Rule 14a-19 does not supersede any of the timing requirements for advance notice under our by-laws. The supplemental notice and information required under Rule 14a-19 is in addition to the applicable advance notice requirements under our by-laws as described in this section and it shall not extend any such deadline set forth under our by-laws.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K (including our audited financial statements) filed with the SEC may be obtained without charge by writing to Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2023 and certain other related financial and business information are contained in our 2023 Annual Report to Stockholders, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary or by phone at (248) 614-2400 x 453. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties at the Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

/s/ James R. Scapa
James R. Scapa,
Chairman and Chief Executive Officer

APPENDIX A

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) adjusted for income tax expense (benefit), interest expense, interest income and other, depreciation and amortization, stock-based compensation expense, restructuring charges, asset impairment charges and other special items as determined by management. The following table provides a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure (in thousands):

	(unaudited)	(unaudited)	(unaudited)
	Year Ended December 31, 2023 ($)	Year Ended December 31, 2022 ($)	Year Ended December 31, 2021 ($)
Net (loss)	$(8,926)	$(43,429)	$(8,794)
Income tax expense	21,545	15,216	8,506
Stock-based compensation	85,581	84,787	44,549
Interest expense	6,116	4,377	12,065
Special Adjustments, Interest income and other(1)	(14,302)	12,145	(1,770)
Depreciation and amortization	39,124	35,504	25,644
Restructuring expense	—	—	5,053

Adjusted EBITDA	$129,138	108,600	$85,253

(1)

The year ended December 31, 2023 includes $16.9 million interest income, $3.2 million currency gains on acquisition-related intercompany loans and $5.7 million losses from the mark-to-market adjustment of contingent consideration associated with the World Programming acquisition.

Non-GAAP Net Income. We define Non-GAAP Net Income as net income (loss) less stock-based compensation, amortization of intangible assets related to acquisitions, non-recurring adjustments, and certain tax adjustments. The following table provides a reconciliation of Non-GAAP Net Income to net income (loss), the most comparable GAAP financial measure (in thousands):

(unaudited)
Year Ended December 31, 2023 ($)
Net (loss)	$(8,926)
Stock-based compensation expense	85,581
Amortization of intangible assets	30,851
Non-cash Interest expense	1,869
Restructuring expense	—
Non-recurring adjustments	2,553
Income tax expense net, of non-GAAP impact	(13,158)

Non-GAAP net income	$98,770

Income per share — diluted	$(0.11)
Non-GAAP income per share — diluted	$1.13
GAAP diluted shares outstanding:
Weighted average number of shares used in computing net income per share, diluted	80,596
Non-GAAP diluted shares outstanding:
Number of shares used in computing Non-GAAP net income per share, diluted	87,643

A-1

Free Cash Flow. We define Free Cash Flow as cash flow provided by operating activities less capital expenditures. The following table provides a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP financial measure (in thousands):

(unaudited)
Year Ended December 31, 2023 ($)

Net cash provided by operating activities	$127,307
Capital expenditures	(10,193)

Free Cash Flow	$117,114

A-2

ALTAIR ENGINEERING INC 1820 EAST BIG BEAVER ROAD TROY, MICHIGAN 48083

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ALTR2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36267-P07209 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTAIR ENGINEERING INC

The Board of Directors recommends you vote FOR the following:

1. Election of Directors (each for Class I to serve until the 2027 Annual Meeting of Stockholders).

Nominees:	For		Withhold

1a. Mary Boyce	☐		☐

1b. Jim F. Anderson	☐		☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To vote, on an advisory basis, on the compensation of the Company’s named executive officers.	☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

You may attend the Annual Meeting via the Internet and vote online at www.virtualshareholdermeeting.com/ALTR2024

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V36268-P07209

ALTAIR ENGINEERING INC.

Annual Meeting of Stockholders

May 16, 2024 1:00 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Brian Gayle and Raoul Maitra, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALTAIR ENGINEERING INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, EDT on May 16, 2024.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side